UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.   )

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MAKO Surgical Corp.

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2555 Davie Road
Ft. Lauderdale, Florida 33317

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE	Thursday, June 11, 2009

TIME	10:00 a.m., Eastern Time

PLACE	2555 Davie Road
Fort Lauderdale, Florida 33317

ITEMS OF BUSINESS	1.	To elect three Class II directors, each to serve until the 2012 annual meeting of stockholders and until his successor is duly elected and qualified;

	2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2009; and

	3.	To consider and act upon any other business properly brought before the annual meeting or at any adjournment or postponement of the annual meeting.

RECOMMENDATIONS OF THE BOARD	Our board of directors recommends a vote FOR the director nominees set forth in proposal 1 and FOR proposal 2 in the attached proxy statement.

RECORD DATE

You are entitled to vote at the 2009 annual meeting of stockholders, and at any adjournment or postponement of the meeting, if you were a stockholder at the close of business on Thursday, April 16, 2009.

ADMISSION

Admission to the annual meeting will be limited to stockholders and our invited guests. If you are a stockholder of record, you may be asked to present proof of identification for admission to the annual meeting. If your shares are held in the name of a broker, bank or other nominee, you may be asked to present proof of identification and a statement from your broker, bank or other nominee, reflecting your beneficial ownership of MAKO Surgical Corp. common stock as of April 16, 2009, as well as a proxy from the record holder to you, for admission to the annual meeting. Please be prepared to provide this documentation if requested.

VOTING BY PROXY

Please submit a proxy as soon as possible so that your shares can be voted at the annual meeting in accordance with your instructions. For specific instructions regarding voting, please refer to the Questions and Answers beginning on page 1 of the proxy statement and the instructions on your proxy card.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON JUNE 11, 2009	This notice of meeting, the proxy statement, the proxy card and our 2008 annual report to stockholders are available at www.proxyvote.com.

By Order of the Board of Directors,
MAKO Surgical Corp.

Menashe R. Frank
Secretary

Fort Lauderdale, Florida
April 30, 2009

This Notice of Annual Meeting of Stockholders, attached proxy statement and accompanying proxy card are being distributed on or about April 30, 2009.

PROXY STATEMENT

PROXY STATEMENT
FOR
2009 ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 11, 2009

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:   Why am I receiving these materials?

A:   The enclosed proxy statement is being solicited on behalf of the board of directors of MAKO Surgical Corp. (“MAKO,” “we,” “us” or “our company”), a Delaware corporation, and is for use at our 2009 annual meeting of stockholders. The annual meeting will take place at 10:00 a.m., Eastern Time, on June 11, 2009 at our headquarters, 2555 Davie Road, Fort Lauderdale, Florida 33317. You are invited to attend the annual meeting and requested to vote on the proposals described in this proxy statement.

Q:   Are proxy materials available on the Internet?

A:   Yes. Your proxy card contains a control number that provides you with access to www.proxyvote.com, where you may view this proxy statement and our 2008 annual report and vote online.

Q:   Who can vote at the annual meeting?

A:    Stockholders of record who owned shares of MAKO common stock on April 16, 2009 may vote at the annual meeting. As of April 16, 2009, there were 25,031,152 shares of MAKO common stock outstanding, each entitled to one vote.

Q:   What is the proxy card?

A:   The proxy card enables you to appoint Menashe R. Frank and Fritz L. LaPorte as your representatives at the annual meeting. By completing and returning the proxy card, you are authorizing Messrs. Frank and LaPorte, as your proxies, to vote your shares at the meeting as you have instructed them on the proxy card. This way, you can vote your shares whether or not you attend the meeting.

Q:   What am I voting on?

A:   We are asking you to vote on the following items:

•	The election of three Class II directors to serve until the 2012 annual meeting of stockholders and until their successors are duly elected and qualified;

•	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2009; and

•	Any other business properly brought before the annual meeting or at any adjournment or postponement of the annual meeting.

Q:   How do I vote?

A:   BY MAIL: Please complete and sign your proxy card and mail it in the enclosed pre-addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct. If an additional proposal that is not on the proxy card is properly presented for a vote at the annual meeting, your shares will be voted in the best judgment of Messrs. Frank and LaPorte. If you submit your proxy card but do not mark your voting instructions on the proxy card, your shares will be voted as follows:

•	FOR the named nominees as directors;

•	FOR ratification of Ernst & Young LLP as our independent registered public accounting firm for 2009; and

•	According to the best judgment of Messrs. Frank and LaPorte if a proposal that is not on the proxy card comes up for a vote at the meeting.

        BY TELEPHONE: Please follow the “Vote by Phone” instructions that accompanied your proxy card. If you vote by telephone, you do not have to mail in your proxy card.

        BY INTERNET: Please follow the “Vote by Internet” instructions that accompanied your proxy card. If you vote by Internet, you do not have to mail in your proxy card.

        IN PERSON: We will pass out a written ballot to anyone who wants to vote in person at the annual meeting. However, if you hold your shares in street name, you must request a proxy card from your broker in order to vote at the meeting. Holding shares in “street name” means that you hold them through a brokerage firm, bank or other nominee, and, therefore, the shares are not held in your individual name in the records maintained by our transfer agent, BNY Mellon Shareowner Services.

Q:   What does it mean if I receive more than one proxy card?

A:   It means that you hold your shares in multiple accounts at the transfer agent or with brokers or other custodians of your shares. Please complete and return all the proxy cards you receive to ensure that all your shares are voted.

Q:   Can I change my vote?

A:   You may revoke your proxy and change your vote by:

•	Signing another proxy card with a later date and returning it before the polls close at the annual meeting;

•

Voting on a later date over the Internet or by telephone (only your latest Internet or telephone proxy submitted by the deadlines printed on your proxy card and prior to the annual meeting will be counted); or

•	Voting in person at the annual meeting.

Your presence at the annual meeting will not in itself revoke your proxy.

Q:   How many shares must be present to hold the annual meeting?

A:   To hold the annual meeting and conduct business, a majority of the company’s outstanding shares as of April 16, 2009, or 12,515,577 shares, must be present in person or by proxy at the meeting. This is called a quorum. Shares are counted as present at the meeting if the stockholder either:

•	Is present and votes in person at the meeting; or

•	Has properly submitted a proxy or voted by telephone or over the Internet.

        Both abstentions and broker non-votes are counted as present for the purposes of determining the presence of a quorum. Broker non-votes occur when shares held by a stockholder in street name are not voted with respect to a proposal because the broker has not received voting instructions from the stockholder and the broker lacks discretionary voting power to vote the shares.

Q:   How many votes must nominees for director receive to be elected?

A:   Each of the three director nominees will be elected to our board of directors by a plurality of the votes cast. This means that the three nominees receiving the highest number of votes FOR election will be elected (assuming a quorum is present).

Q:   How many votes must the ratification of the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for 2009 receive to be approved?

A:   The ratification of Ernst & Young LLP as our independent registered public accounting firm for 2009 will be approved if a majority of the shares present at the meeting in person or by proxy vote FOR approval (assuming a quorum is present).

Q:   How are votes counted?

A:   You may vote either FOR each director nominee or WITHHOLD your vote from any one or more of the nominees.

        You may vote FOR or AGAINST or ABSTAIN from voting on the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2009. If you abstain from voting on this proposal, it will have the same effect as a vote AGAINST the proposal. Broker non-votes, although counted toward the quorum, will not count as votes cast with respect to the matter as to which the broker has expressly not voted.

        Voting results will be tabulated and certified by a representative of Broadridge Financial Solutions, Inc., who was appointed by our board of directors to act as the Inspector of Election for the annual meeting.

Q:   Where can I find the voting results of the annual meeting?

A:   The preliminary voting results will be announced at the annual meeting. The final voting results will be tallied by the Inspector of Election and published in our quarterly report on Form 10-Q for the fiscal quarter ending June 30, 2009, which we expect to file with the Securities and Exchange Commission, or SEC, by August 14, 2009.

Q:   Who will bear the cost of soliciting votes for the meeting?

A:   We are paying for the distribution and solicitation of the proxies. As a part of this process, we reimburse brokers, nominees, fiduciaries and other custodians for reasonable and customary fees and expenses in forwarding proxy materials to our stockholders. We do not intend to engage a proxy solicitation firm. Our employees may solicit proxies through mail, telephone, the Internet or other means, but they do not receive additional compensation for providing those services.

Q:   When are stockholder proposals due for next year’s annual meeting?

A:   Any stockholder who meets the requirements of the proxy rules under the Securities Exchange Act of 1934, as amended, or the Exchange Act, may submit to our board of directors proposals to be considered for submission to the stockholders at, and included in the proxy materials for, our 2010 annual meeting of stockholders. In order to be considered for inclusion in the proxy materials to be disseminated by our board of directors, your proposal must comply with the requirements of Rule 14a-8 under the Exchange Act and be received at MAKO Surgical Corp., 2555 Davie Road, Fort Lauderdale, Florida 33317 no later than December 31, 2009.

        In addition, our bylaws also provide for separate procedures a stockholder must follow to recommend a person for nomination as a director or to propose business to be considered by stockholders at a meeting outside the processes of Rule 14a-8. To be considered timely under these bylaw provisions, the stockholder’s notice must be received by our corporate secretary at our principal executive offices at the address set forth above no later than December 31, 2009. Our bylaws specify requirements as to the form and content of a stockholder’s notice. If we do not receive the notice on a timely basis or if the notice does not otherwise comply with our bylaws, we will not be required to present the proposal at the 2010 annual meeting.

        We were not notified by any stockholder of the intention to present a stockholder proposal from the floor at this year’s annual meeting. The enclosed proxy card grants Messrs. Frank and LaPorte discretionary authority to vote the proxies held by them on any matter properly brought before the annual meeting.

PRINCIPAL STOCKHOLDERS

        The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 16, 2009 by: (i) each director and nominee; (ii) each of the executive officers named in the 2008, 2007, and 2006 Summary Compensation Table set forth below under “Executive Compensation”, referred to as a named executive officer; (iii) all of the directors, nominees, and executive officers as a group; and (iv) each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock. Unless otherwise indicated, the persons or entities identified in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

        Information with respect to beneficial ownership has been furnished by each director, executive officer or beneficial owner of more than 5% of our common stock. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable within 60 days after April 16, 2009, which is June 15, 2009. These shares are deemed to be outstanding and beneficially owned by the person holding the options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise noted below, the address for each person or entity listed in the table is c/o MAKO Surgical Corp., 2555 Davie Road, Fort Lauderdale, FL 33317.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Common Stock Beneficially Owned

Current Directors
S. Morry Blumenfeld, Ph.D.(1)	1,024,989	4.09%
Gerald A. Brunk(2)	1,889,661	7.55%
Marcelo G. Chao(3)	1,888,666	7.55%
Christopher C. Dewey(4)	883,411	3.51%
Charles W. Federico (5)	18,523	*
Maurice R. Ferré, M.D.(6)	909,511	3.62%
John G. Freund, M.D.(7)	2,924,699	11.68%
Frederic H. Moll, M.D.(8)	137,586	*
William D. Pruitt(9)	3,300	*
John J. Savarese, M.D.(10)	2,086,285	8.33%

Named Executive Officers Who Are Not Directors
Fritz L. LaPorte(11)	165,958	*
Rony A. Abovitz(11)	177,886	*
Menashe R. Frank(11)	118,706	*
Ducan H. Moffat(11)	27,031	*

All Directors, Nominees, and Executive Officers as a Group (15 persons)(12)	12,306,398	47.68%

Other Beneficial Owners
Entities affiliated with Lumira Capital Corp.(2) Attn: Gerry Brunk 20 Bay Street, 11th Floor Toronto, Ontario, Canada M5J 2N8	1,889,661	7.55%
MK Investment Company(3) c/o Del Plata Consulting Services Zonamerica, Ruta 8, KM 17.5 Montevideo, Uruguay, 91600	1,888,666	7.55%
Skyline Venture Partners V, L.P.(7) Attn: John G. Freund, M.D. 525 University Avenue, Suite 520 Palo Alto, CA 94301	2,924,699	11.68%
Entities affiliated with Montreux Equity Partners(10) Attn: John J. Savarese, M.D. 3000 Sand Hill Road Building 1, Suite 260 Menlo Park, CA 94025-7073	2,086,285	8.33%
Entities affiliated with Tudor Investment Corporation(13) Attn: David Ginsberg 50 Rowes Wharf, 6th Floor Boston, MA 02110	1,736,634	6.94%
Alta Partners VIII, L.P.(14) Attn: Daniel Janney One Embarcadero Center, Suite 3700 San Francisco, CA 94111	1,579,338	6.31%
Z-KAT, Inc.(15) Attn: Priscilla Dole Sycamore Ventures Ptc Ltd. 845 Alexander Road Princeton, NJ 08540	1,406,257	5.62%

*	Denotes less than 1%.

(1)

Consists solely of 139,383 shares held by MediTech Advisors LLC and 885,606 shares held by Ziegler MediTech Equity Partners LP, which includes 64,516 shares that Ziegler MediTech Equity Partners LP has the right to acquire through the exercise of warrants. The partners of MediTech Advisors LLC are Eitan Machover, Samuel Cubac, Grosvenor LLC and Allandale Ltd. The members of Grosvenor LLC are Dr. Blumenfeld and certain of his family members. The general partner of Ziegler MediTech Equity Partners LP is Ziegler MediTech Partners, LLC. The board of managers of Ziegler MediTech Partners LLC consists of Dr. Blumenfeld, Eitan Machover, Sam Cubac, S. Charles O’Meara, Donald I. Grande and Thomas S. Ross. The partners of MediTech Advisors LLC and Dr. Blumenfeld and the other directors of Ziegler MediTech Partners LLC may be deemed to share voting and investment power over the shares held by MediTech Advisors LLC and Ziegler MediTech Equity Partners LP. Each of these individuals disclaims beneficial ownership of such shares, except to the extent of his or her pecuniary interest.

(2)

Consists of (a) 1,188,312 shares held by Lumira Capital I Limited Partnership (“LC I”), the general partner of which is Lumira Capital I (GP) Inc., which includes 23,854 shares that LC I has the right to acquire through the exercise of warrants, (b) 418,664 shares held by Lumira Capital I Quebec Limited Partnership (“LCIQ ”), the general partner of which is Lumira Capital I (QGP) Inc., which includes 8,404 shares that LCIQ has the right to acquire through the exercise of warrants, and (c) 282,685 shares held by MLII Co-Investment Fund NC Limited Partnership (“MLII.NC”), the general partner of which is MLII (NCGP) Inc. Lumira Capital Management Corp. (“Lumira Management”), a subsidiary of Lumira Capital Corp., may be deemed to share voting and investment power over the shares held by LC I pursuant to a management agreement with LC I. Lumira Management also provides services to each of LCIQ and MLII.NC. The directors of Lumira Capital Corp. are Michael Burns, Kenneth Horton, James Oborne and Peter van der Velden. Mr. Brunk is Senior Vice President/Managing Director of Lumira Capital Corp. The directors of Lumira Management, Lumira Capital I (GP) Inc., and MLII (NCGP) Inc. are Stephen Cummings and Peter van der Velden. The directors of Lumira Capital I (QGP) Inc. are Bernard Coupal, Murray Ducharme, Maurice Forget, Jean Page and Peter van der Velden. Lumira Capital I (GP) Inc., Lumira Capital I (QGP) Inc., MLII (NCGP) Inc. and each of the individuals may be deemed to share voting and investment power over these shares. Lumira Capital I (GP) Inc., Lumira Capital I (QGP) Inc., MLII (NCGP) Inc., Lumira Management, Lumira Capital Corp., Mr. Brunk and each of the other individuals disclaim beneficial ownership of such shares, except to the extent of its, his or her pecuniary interest. Mr. Brunk’s term as a director will expire at the annual meeting.

(3)

Consists of 1,888,666 shares held by MK Investment Company (“MK Investment”), which includes 16,129 shares that MK Investment has the right to acquire through the exercise of warrants. The directors of MK Investment are Mirta Carballal, Diego Muñoz, and Alfredo Arocena. Mr. Chao is a Managing Director of The Exxel Group, an affiliate of MK Investment. Mr. Chao and the directors of MK Investment may be deemed to share voting and investment power over the shares held by this entity. Each of these individuals disclaims beneficial ownership of such shares, except to the extent of his or her pecuniary interest.

(4)

Includes 117,634 shares that Mr. Dewey has the right to acquire through the exercise of warrants. Mr. Dewey has pledged 700,000 shares to a third party lender as collateral to secure any amounts that may become outstanding under a personal loan.

(5)	Includes 8,523 shares that Mr. Federico has the right to acquire through the exercise of vested options.

(6)

Consists of 741,075 shares of restricted common stock (of which 188,749 shares will be unvested as of June 15, 2009) issued to Dr. Ferré in connection with his employment, 17,065 shares of unrestricted common stock purchased by Dr. Ferré, 49,504 shares of restricted common stock held by MMF Holdings, LLC, an entity owned by Dr. Ferré’s parents, 96,236 shares that Dr. Ferré has the right to acquire through the exercise of vested options, and 5,631 shares that Dr. Ferré has the right to acquire through the exercise of warrants. Of his 552,326 vested shares of restricted common stock, Dr. Ferré has pledged 125,000 shares to a third party lender as collateral to secure any amounts that may become outstanding under a personal loan.

(7)

Consists of 2,924,699 shares held by Skyline Venture Partners V, L.P., which includes 487,450 shares that Skyline Venture Partners V, L.P. has the right to acquire through the exercise of warrants. Dr. Freund is a Managing Director of Skyline Venture Management V, LLC, the general partner of Skyline Venture Partners V, L.P. and may be deemed to share voting and investment power over the shares held by Skyline Venture Partners V, L.P. Dr. Freund disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest.

(8)	Includes 19,334 shares that Dr. Moll has the right to acquire through the exercise of warrants and 5,774 shares that Dr. Moll has the right to acquire through the exercise of vested options.

(9)	Consists of 3,300 shares that Mr. Pruitt has the right to acquire through the exercise of vested options.

(10)

Consists of (a) 1,948,651 shares held by Montreux Equity Partners IV, L.P. (“MEP IV”), which includes 324,775 shares that MEP IV has the right to acquire through the exercise of warrants and (b) 137,634 shares held by Montreux IV Associates, L.L.C. (“Associates IV”), which includes 22,939 shares that Associates IV has the right to acquire through the exercise of warrants. Montreux Equity Management IV, LLC (“MEM IV”) is the sole general partner of MEP IV and Associates IV. Daniel K. Turner III, Howard D. Palefsky, Manish Chapekar and John J. Savarese are the managers of MEM IV and may be deemed to share voting and investment power over the shares held by each of MEP IV and Associates IV. Each of these individuals disclaims beneficial ownership of such shares, except to the extent of his or her pecuniary interest.

(11)	Represents shares that may be acquired through the exercise of vested options.

(12)	Includes exercisable options to purchase 653,600 shares of our common stock and exercisable warrants to purchase 1,090,676 shares of our common stock.

(13)

Consists of 1,297,744 shares held by The Raptor Global Portfolio Ltd., 427,351 shares held by The Tudor BVI Global Portfolio L.P. and 11,539 shares held by The Altar Rock Fund L.P. The general partner of the Tudor BVI Global Portfolio L.P. is The Tudor BVI GP Ltd. The directors of The Tudor BVI GP Ltd. and The Raptor Global Portfolio Ltd. are Jean-Pierre Jacquemoud, Karl Erbo Graf Kageneckm, Bernard Grigsby, David P. d’Ambrumenilm and InterCaribbean Services Ltd. Tudor Investment Corporation acts as investment advisor to The Raptor Global Portfolio Ltd. and The Tudor BVI Global Portfolio L.P. and as general partner to the Altar Rock Fund L.P. The directors of Tudor Investment Corporation are Paul Tudor Jones, II, James J. Pallotta, Andrew S. Paul, John R. Torell, John G. Macfarlane, III, Mark F. Dalton, Mark Nicholson, Mark V. Houghton-Berry, Robert P. Forlenza and Richard L. Fisher. The Raptor Global Portfolio Ltd., The Tudor BVI GP Ltd. and Tudor Investment Corporation may be deemed to share voting and investment power over the shares held by these entities. Each of the individuals listed above disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest.

(14)

Includes 263,223 shares that Alta Partners VIII, L.P. (“AP VIII”) has the right to acquire through the exercise of warrants. Alta Partners Management VIII, LLC (“APM VIII”), the general partner of AP VIII, and Daniel Janney, Guy Nohra and Farah Champsi, the managing directors of APM VIII, may be deemed to share voting and investment power over the shares held by AP VIII. APM VIII and each of its managing directors disclaim beneficial ownership of the shares, except to the extent of its, his or her pecuniary interest.

(15)

The board of directors of Z-KAT, Inc. is comprised of John Whitman, Mike Fong, Ellen Shih, Fernando Tapia, and Mark Sinnreich. The members of Z-KAT, Inc.’s board of directors may be deemed to share voting and investment power over the shares held by this entity. Each of these individuals disclaims beneficial ownership of such shares, except to the extent of his or her pecuniary interest.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

           Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our directors and officers, and persons who beneficially own more than 10% of our common stock, file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. To our knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations of the reporting persons, during the fiscal year ended December 31, 2008, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% stockholders were complied with.

ELECTION OF DIRECTORS

GENERAL INFORMATION

           Our board of directors currently has ten authorized seats and is divided into three classes, with three Class I directors, three Class II directors, and four Class III directors. The term of our three Class II directors will expire at the 2009 annual meeting and three Class II nominees are to be elected at the annual meeting to serve a three-year term expiring at the 2012 annual meeting of stockholders or until a successor has been elected and qualified. Charles W. Federico, Maurice R. Ferré, M.D., and Frederic H. Moll, M.D have been nominated by our board of directors to serve as Class II directors. Dr. Ferré is currently serving as a Class III director; however, in order to permit an even distribution of directors among the three classes of directors, he has been nominated by our board of directors to take the Class II director seat being vacated by Gerald A. Brunk, whose term as a director will expire at the 2009 annual meeting. The remaining six directors will continue to serve their respective terms.

           If the three Class II nominees are elected as directors, there will be a vacancy in Class III of our board of directors. Our corporate governance and nominating committee recommended to our board of directors that such vacancy be eliminated in accordance with the provisions of our bylaws. Based on such recommendation, our board of directors approved a decrease in the number of authorized seats on the board from ten to nine seats, to be effective immediately upon the election of the three Class II nominees. Accordingly, if the three Class II nominees are elected as directors at the annual meeting, immediately following the annual meeting, our board of directors will have nine authorized seats and will be divided into three classes with three directors in each class.

           Unless our stockholders specify otherwise, the shares represented by the accompanying proxy will be voted for the election of the nominees recommended by the board of directors. Our board of directors has no reason to believe that the listed nominees will be unable or unwilling to serve as directors if elected. However, if any nominee should be unable to serve or will not serve, then the shares represented by the accompanying proxy will be voted for another nominee selected by our board of directors. As discussed above, if all three director nominees are elected, our board of directors will have one vacancy, which vacancy will be immediately eliminated by the board of directors as discussed above. Proxies cannot be voted for a greater number of persons than the three nominees named.

          The names of the nominees and directors, their ages as of April 16, 2009 and certain other information about them are set forth below.

          Each director will be elected by a plurality of the votes cast at the annual meeting (assuming a quorum is present). Consequently, any shares not voted at the annual meeting, whether due to abstentions, broker non-votes or otherwise, will have no impact on the election of directors.

          Our board of directors unanimously recommends that the nominees identified below be elected as directors and urges you to vote “FOR” them. Shares of common stock represented by executed, but unmarked, proxies will be voted “FOR” these nominees.

NOMINEES AND DIRECTORS CONTINUING IN OFFICE

Name of Nominee or Director	Age	Principal Occupation	Director Since

Class II Director Nominees with term expiring at the 2012 annual meeting:
Charles W. Federico(1)(2)(3)	60	Former President and Chief Executive Officer, Orthofix International N.V.; Director, Orthofix International N.V.	2007

Maurice R. Ferré, M.D.(4)	48	President, Chief Executive Officer and Chairman, MAKO Surgical Corp.	2004

Frederic H. Moll, M.D.(3)	57	Chief Executive Officer and Director, Hansen Medical, Inc.	2007

Class III Directors with term expiring at the 2010 annual meeting:
Marcelo G. Chao(2)(5)	42	Managing Director, The Exxel Group, an affiliate of MK Investment Company	2007

Christopher C. Dewey	64	Vice Chairman, National Holdings Corporation	2004

John J. Savarese, M.D.	40	Managing Director, Montreux Equity Partners	2008

Class I Directors with term expiring at the 2011 annual meeting:
S. Morry Blumenfeld, Ph.D.(5)	71	Founder, Meditech Advisors LLC and Meditech Advisors Management LLC	2005

John G. Freund, M.D.	55	Managing Director of Skyline Ventures	2008

William D. Pruitt(2)(3)	67	President, Pruitt Enterprises, LP	2008

(1)	Lead Director
(2)	Member, Audit Committee
(3)	Member, Corporate Governance and Nominating Committee
(4)

Dr. Ferré is currently serving as a Class III director with a term expiring at the 2010 annual meeting. Dr. Ferré has been nominated by our board of directors to take the Class II director seat being vacated by Mr. Brunk. If Dr. Ferré is elected as a Class II director at the annual meeting, he will vacate his Class III director seat. If Dr. Ferré is not elected as a Class II director at the annual meeting, he will retain his Class III director seat.

(5)	Member, Compensation Committee

          The principal occupations and positions for at least the past five years of our directors and director nominees are described below. There are no family relationships among any of our directors or executive officers.

          Class II Director Nominees for Election for a Three-Year Term Expiring at the 2012 Annual Meeting of Stockholders

          Charles W. Federico, our lead director, has served as one of our directors since June 2007. From 2001 to April 2006, Mr. Federico served as President and Chief Executive Officer of Orthofix International N.V., a global diversified medical device company, and, from 1996 to 2001, President of Orthofix Inc. From 1985 to 1996, Mr. Federico was President of Smith & Nephew Endoscopy (formerly Dyonics, Inc.). From 1981 to 1985, Mr. Federico served as Vice President of Dyonics. Previously, he held management and marketing positions with General Foods Corporation, Puritan Bennett Corporation and LSE Corporation. Mr. Federico is a Trustee of the Orthopedic Research and Education Foundation and a director of Orthofix International N.V., SRI/Surgical Express, Inc., BioMimetic Therapeutics, Inc., Power Medical Innovations, and Alveolus, Inc. Mr. Federico holds a B.S. in marketing from Fordham University.

          Maurice R. Ferré, M.D. our founding President, Chief Executive Officer and current Chairman of our board of directors, has been with us since our inception in November 2004. In May 2004, Dr. Ferré became Chief Executive Officer of Z-KAT, Inc., a surgical navigation medical device company that incorporated MAKO Surgical Corp. In 1993, Dr. Ferré founded Visualization Technology, Inc., a medical device company for image-guided surgery, and served as its Chief Executive Officer until the company was acquired by GE Healthcare in April 2002. Dr. Ferré served as Vice President of Strategic Development at GE Navigation, a division of GE Healthcare, from April 2002 until April 2004. Dr. Ferré holds a B.A. in biology from Bennington College and an M.P.H. and an M.D. from Boston University.

          Frederic H. Moll, M.D. has served as one of our directors since August 2007. In September 2002, Dr. Moll co-founded Hansen Medical, Inc., a medical robotics company, and serves as its Chief Executive Officer and is a member of its board of directors. In November 1995, Dr. Moll co-founded Intuitive Surgical, Inc., a medical device company, and served as its first Chief Executive Officer and later, its Vice President and Medical Director until September 2003. In 1989, Dr. Moll co-founded Origin Medsystems, Inc., a medical device company, which later became an operating company within Guidant Corporation, a medical device company, following its acquisition by Eli Lilly in 1992. Dr. Moll served as Medical Director of Guidant’s surgical device division until November 1995. Dr. Moll holds a B.A. from the University of California, Berkeley, an M.S. from Stanford University and an M.D. from the University of Washington School of Medicine.

          Class III Directors with a Term Expiring at the 2010 Annual Meeting of Stockholders

          Marcelo G. Chao has served as one of our directors since February 2007. He is a Managing Director at The Exxel Group, an affiliate of MK Investment Company, which he joined in March 2000. From 1995 to 2000, Mr. Chao was a Partner at Hermes Management Consulting. From 1992 to 1995, Mr. Chao was Vice President of Citibank in Buenos Aires, Argentina, and from 1991 to 1992 he worked for McKinsey & Company. Currently, Mr. Chao serves on the board of directors of several Exxel Group portfolio companies. Between November 2002 and December 2006, Mr. Chao also served on the Latin American and Caribbean board of MasterCard International. Mr. Chao holds a B.S. in business administration from Universidad Católica Argentina and is a Certified Public Accountant.

          Christopher C. Dewey has served as one of our directors since our inception in November 2004. Since January 2007, Mr. Dewey has served as Vice Chairman of the board of directors of National Holdings Corporation, a financial services organization operating through its subsidiary, National Securities. From December 2006 to December 2008, Mr. Dewey served as acting Chief Executive Officer and director of Z-KAT, Inc. Mr. Dewey has over 25 years of experience in finance, most recently as Executive Vice President of Jefferies & Company, Inc., the principal operating subsidiary of Jeffries Group, Inc., a securities and investment banking firm, from 1994 to December 2006. Mr. Dewey co-founded several companies, including Robotic Ventures LLC, Bonds Direct

Securities LLC and Cannon Group Inc., a motion picture company that went public in 1972. Mr. Dewey holds an M.B.A. from The Wharton School of the University of Pennsylvania.

          John J. Savarese, M.D. has served as one of our directors since October 2008. Since June 2003, Dr. Savarese has been a Managing Director at Montreux Equity Partners, a life sciences investment firm. Prior to joining Montreux Equity Partners, Dr. Savarese served as Director of Business Development and Marketing at NeurogesX and worked in the Life Sciences Investment Banking division of Credit Suisse First Boston. Currently, Dr. Savarese serves on the board of directors of several medical device and pharmaceutical companies. Dr. Savarese’s clinical experience in Orthopedic and General Surgery was gained at the Cornell Medical College/Hospital for Special Surgery. Dr. Savarese holds an M.B.A from Stanford University and an M.D. from Duke University Medical School. Montreux Equity Partners was one of the investors in our private placement discussed below under “Certain Relationships and Related Person Transactions – Recent Sale of Securities.” In connection with the private placement, we agreed that Montreux Equity Partners was entitled to appoint one representative to our board of directors so long as its affiliated funds hold at least 25% of the shares of our common stock that they purchased in the private placement. Dr. Savarese was appointed to our board pursuant to that agreement.

          Class I Directors with a Term Expiring at the 2011 Annual Meeting of Stockholders

          S. Morry Blumenfeld, Ph.D. has served as one of our directors since July 2005. In 2003, Dr. Blumenfeld founded Meditech Advisors LLC and Meditech Advisors Management LLC, a member of Ziegler MediTech Partners, LLC, the sole general partner of Ziegler Meditech Equity Partners, LP, a private equity fund specializing in investments in healthcare and medical device companies. In April 2002, Dr. Blumenfeld retired as Managing Director of GE Medical Systems in Israel after more than 34 years with the company, where he helped initiate both GE’s CT and MR business lines. Currently, he serves on the board of directors of a number of medical device and technology companies, including Oridion Systems Ltd. and several private companies. Dr. Blumenfeld holds a B.A.Sc in engineering physics and a Ph.D. in molecular physics from the University of Toronto.

          John G. Freund, M.D. has served as one of our directors since October 2008. Since 1997, Dr. Freund has been a Managing Director of Skyline Ventures, a venture capital firm. From September 1995 to September 1997, Dr. Freund was a Managing Director in the private equity group at Chancellor Capital Management, an investment firm. In 1995, Dr. Freund co-founded Intuitive Surgical, Inc., a medical device company, and served on Intuitive’s board of directors until March 2000. From June 1988 to December 1994, Dr. Freund held various positions at Acuson Corporation, a medical device company, including Executive Vice President. From 1982 to 1988, Dr. Freund was at Morgan Stanley & Co., Inc., an investment banking firm, where he was the co-founder of the Healthcare Group in the Corporate Finance Department and later was the original healthcare partner at Morgan Stanley Venture Partners, a venture capital management firm affiliated with Morgan Stanley. Dr. Freund also serves on the board of directors of Hansen Medical, Inc., XenoPort Inc., MAP Pharmaceuticals, Inc., the New Economy Fund, and the SmallCap World Fund, as well as a number of private companies. Dr. Freund received an M.D. from Harvard Medical School in 1980 and an M.B.A. from Harvard Business School in 1982, where he was a Baker Scholar. Skyline Ventures was one of the investors in our private placement discussed below under “Certain Relationships and Related Person Transactions – Recent Sale of Securities.” In connection with the private placement, we agreed that Skyline Ventures was entitled to appoint one representative to our board of directors so long as its affiliated funds hold at least 25% of the shares of our common stock that they purchased in the private placement. Dr. Freund was appointed to our board pursuant to that agreement.

          William D. Pruitt has served as one of our directors since June 2008. Mr. Pruitt is president of Pruitt Enterprises, LP. Mr. Pruitt has been a board member of The PBSJ Corporation, an international professional services firm, since July 2005 and has been the chairman of the PBSJ audit committee since 2003. Mr. Pruitt served as chairman of the audit committee of KOS Pharmaceuticals, Inc., a fully integrated specialty pharmaceutical company, until its sale in 2006. He was also chairman of the audit committee for Adjoined Consulting, Inc., a full-service management consulting firm, until it was merged into Kanbay International, a global consulting firm, in February 2006. From 2002 to 2004, Mr. Pruitt provided market consultancy services to Ernst & Young LLP, our independent registered public accounting firm. From 1980 to 1999, Mr. Pruitt served as the managing partner for the Florida, Caribbean and Venezuela operations of the independent auditing firm of Arthur Andersen LLP. Mr. Pruitt holds a Bachelor of Business Administration from the University of Miami and is a Certified Public Accountant (inactive).

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENT DIRECTORS

          Our board of directors has determined that nine of the ten directors currently serving on our board are independent directors under the independence standards of The NASDAQ Global Market; specifically, Messrs. Brunk, Chao, Dewey, Federico and Pruitt and Drs. Blumenfeld, Freund, Moll, and Savarese are independent. Mr. Brunk is retiring from our board of directors when his current term as a director expires at the annual meeting of stockholders.

          In making determinations of independence with respect to Messrs. Brunk and Chao and Drs. Blumenfeld, Freund, and Savarese, each of whom is affiliated with a principal stockholder of our company, our board considered the relationship between the director and the respective stockholder and determined, in each case, that the relationship was not relevant to the director’s independence.

          In accordance with the requirements of NASDAQ, our independent directors meet in regularly convened executive sessions at least twice per year, in conjunction with regularly scheduled board meetings.

LEAD DIRECTOR

          In March 2009, our board established the position of Lead Director and appointed Charles Federico to serve as Lead Director, initially until the annual meeting of stockholders and, contingent upon Mr. Federico’s reelection to the board at the 2009 annual meeting, through the 2012 annual meeting of stockholders. The Lead Director shall work closely with the Chairman of the Board and our Chief Executive Officer to assure that our board is able to more effectively and pro-actively execute its fundamental duties on an ongoing basis and enhance our board’s oversight and monitoring obligations to stockholders.

MEETINGS AND ATTENDANCE

          During 2008, our board of directors held twenty-two meetings. Each of our incumbent directors, except Drs. Blumenfeld and Moll, attended at least 75% of the aggregate number of meetings of the board and the committees on which the director served, which were held during such director’s term of office. None of the members of the standing committees of our board of directors, described in detail below, was an officer or employee of our company.

          We have no policy requiring our directors to attend our annual stockholders meetings; however, our corporate governance guidelines provide that directors should make every effort to attend all annual and special meetings of stockholders, as well as meetings of our board of directors and meetings of the board committees of which they are members. All of our directors attended our 2008 annual stockholders meeting.

BOARD COMMITTEES AND MEETINGS

          Our board of directors has a standing audit committee, compensation committee, and corporate governance and nominating committee. The board has adopted, and may amend from time to time, a written charter for each of the committees. We maintain a website at www.makosurgical.com and make available on that website, free of charge, copies of each of the committee charters. We are not including the information contained on or available through our website as a part of, or incorporating such information by reference into, this proxy statement.

          We provide below information on the standing committees of our board of directors, including the membership, functions and number of meetings of each committee held in 2008. As part of its standard practices and in light of Mr. Brunk’s resignation from our board, at our board’s annual meeting, immediately following the 2009 annual stockholders meeting, our board of directors will reconstitute the membership of each committee.

Audit Committee

          Our audit committee consists of Messrs. Brunk, Chao, Federico, and Pruitt, each of whom our board of directors has determined to be an independent director. Our board of directors has determined that each of Messrs. Brunk and Pruitt qualifies as an audit committee financial expert within the meaning of SEC regulations and the NASDAQ listing standards. In making this determination, our board considered the nature and scope of experience that Messrs. Brunk and Pruitt have previously had with reporting companies. The audit committee held seventeen meetings in 2008.

          Mr. Pruitt currently serves as the chair of the audit committee. Mr. Brunk served as the chair of the audit committee until March 26, 2009. The functions of this committee include, among other things:

•

Overseeing the audit and other services of our independent registered public accounting firm and being directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm, who will report directly to the audit committee;

•	Reviewing and pre-approving the engagement of our independent registered public accounting firm to perform audit services and any permissible non-audit services;

•	Overseeing compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as required;

•	Reviewing our annual and quarterly financial statements and reports and discussing the financial statements and reports with our independent registered public accounting firm and management;

•	Reviewing and approving all related person transactions;

•

Reviewing with our independent registered public accounting firm and management significant issues that may arise regarding accounting principles and financial statement presentation, as well as matters concerning the scope, adequacy and effectiveness of our internal controls over financial reporting;

•	Establishing procedures for the receipt, retention and treatment of complaints received by us regarding internal control over financial reporting, accounting or auditing matters; and

•	Preparing the audit committee report for inclusion in our proxy statement for our annual meeting.

          Both our independent registered public accounting firm and management periodically meet privately with our audit committee.

Compensation Committee

          Our compensation committee consists of Dr. Blumenfeld and Messrs. Brunk and Chao, each of whom our board has determined to be an independent director. Each member of our compensation committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986. The compensation committee held six meetings in 2008.

          Dr. Blumenfeld serves as the chair of the compensation committee. The functions of this committee include, among other things:

•

Determining the compensation and other terms of employment of our Chief Executive Officer and other executive officers and reviewing and approving corporate performance goals and objectives relevant to such compensation;

•	Administering and implementing our incentive compensation plans and equity-based plans, including approving option grants, restricted stock and other awards;

•

Evaluating and recommending to our board of directors the equity incentive compensation plans, equity-based plans and similar programs advisable for us, as well as modifications or terminations of existing plans and programs;

•

Reviewing and approving the terms of any employment-related agreements, severance arrangements, change-in-control and similar agreements/provision and any amendments, supplements or waivers to the foregoing agreements with our Chief Executive Officer and other executive officers;

•

Reviewing and discussing the Compensation Discussion and Analysis required in our annual report and proxy statement with management and determining whether to recommend to the board the inclusion of the Compensation Discussion and Analysis in the annual report or proxy; and

•	Preparing the compensation committee report for inclusion in our proxy statement for our annual meeting.

          In making decisions concerning executive compensation, the compensation committee typically considers, but is not required to accept, the recommendations of Dr. Ferré, our President and Chief Executive Officer, regarding the performance and proposed base salary, bonus target and equity awards for our named executive officers, including Dr. Ferré. The compensation committee may also request the assistance of Mr. LaPorte, our Chief Financial Officer, and our human resources department in evaluating the financial, accounting and tax implications of various compensation awards paid to the named executive officers. Neither Mr. LaPorte nor our human resources employees, however, recommend or determine the amounts or types of compensation paid to the named executive officers. Dr. Ferré and certain of our other executive officers may attend compensation committee meetings, as requested by the chairman of the compensation committee and depending on the issues to be discussed by the compensation committee, but none of these executive officers, including Dr. Ferré, attends any portion of the compensation committee meetings during which his compensation is discussed and approved.

          In the third quarter of 2007, as we discuss below under “Compensation Discussion and Analysis,” the compensation committee retained Radford Surveys and Consulting to conduct a review of the pre-IPO equity ownership levels for senior management at other pre-IPO medical device and biotechnology companies in later stages of financing, and provide an analysis of how the current equity holdings of our senior management, including each of the then named executive officers, compared to the median of the surveyed companies. In 2008, the compensation committee did not engage a compensation consultant in making decisions concerning executive compensation.

          Additional information regarding the compensation committee and our policies and procedures regarding executive compensation, including the role of executive officers and compensation consultants in recommending executive compensation, is provided below under “Compensation Discussion and Analysis.”

Corporate Governance and Nominating Committee

          Our corporate governance and nominating committee consists of Messrs. Brunk and Pruitt and Dr. Moll, each of whom our board has determined to be an independent director. The corporate governance and nominating committee held two meetings in 2008.

          Mr. Brunk serves as the chair of the corporate governance and nominating committee. The functions of this committee include, among other things:

•	Evaluating director performance on the board and applicable committees of the board;

•	Interviewing, evaluating, nominating and recommending individuals for membership on our board of directors;

•	Evaluating nominations by stockholders of candidates for election to our board;

•	Reviewing and recommending to our board of directors any amendments to our corporate governance documents; and

•	Making recommendations to the board regarding management succession planning.

NOMINATION PROCESS

          Under our corporate governance guidelines, the corporate governance and nominating committee is responsible for identifying and recommending to our board of directors qualified candidates for board membership. In considering potential candidates for board membership, the corporate governance and nominating committee considers the entirety of each candidate’s credentials. Qualifications for consideration as a director nominee may vary according to the particular areas of expertise being sought as a complement to the existing composition of the board. However, at a minimum, candidates for the board must possess:

•	high personal and professional ethics and integrity;

•	an ability to exercise sound judgment;

•	an ability to make independent analytical inquiries;

•	a willingness and ability to devote adequate time and resources to diligently perform board duties; and

•	appropriate and relevant business experience and acumen.

          In addition to the aforementioned minimum qualifications, the corporate governance and nominating committee may take into account other factors when considering whether to nominate a particular person. These factors include:

•	whether the person possesses specific industry expertise and familiarity with general issues affecting our business;

•

whether the person’s nomination and election would enable our board to have a member that qualifies as an “audit committee financial expert” as this term is defined by the SEC in Item 407 of Regulation S-K, as may be amended;

•	whether the person would qualify as an independent director;

•	the importance of continuity of the existing composition of the board; and

•	the importance of diversified board membership, in terms of both the individuals involved and their various experiences and areas of expertise.

          A director candidate should have expertise, skills, knowledge and experience that, when taken together with that of other board members, will lead to a board of directors that is effective, collegial and responsive to our needs.

          The corporate governance and nominating committee may seek to identify director candidates based on input provided by a number of sources, including (i) committee members, (ii) our other directors, (iii) our stockholders, (iv) our Chief Executive Officer and (v) third parties. The corporate governance and nominating committee also has the authority to consult with or retain advisors or search firms to assist in the identification of qualified director candidates.

          The corporate governance and nominating committee gives appropriate consideration to candidates for board membership recommended for nomination by stockholders and evaluates such candidates in the same manner as other candidates identified to the committee. Stockholders who wish to nominate director candidates for election by stockholders at the annual meeting may do so in the manner disclosed in the Questions and Answers section of this proxy statement in accordance with the provisions of our bylaws. Members of the corporate governance and nominating committee will discuss and evaluate possible candidates in detail prior to recommending them to the board.

          The corporate governance and nominating committee is also responsible for initially assessing whether a candidate would be an independent director. Our board of directors, taking into consideration the recommendations of the corporate governance and nominating committee, is responsible for selecting the nominees for election to the board by the stockholders and for appointing directors to the board to fill vacancies and newly created directorships, with primary emphasis on the criteria set forth above. The board, taking into consideration the assessment of the corporate governance and nominating committee, also determines whether a nominee or appointee would be an independent director.

CORPORATE GOVERNANCE GUIDELINES AND CODE OF BUSINESS CONDUCT AND ETHICS

          Our board has adopted a Code of Business Conduct and Ethics applicable to all of our directors, officers, and employees, including, without limitation, our principal executive officer, principal financial officer, controller, and persons performing similar functions. In addition, our board also has adopted Corporate Governance Guidelines to assist our board in exercising its duties. The Code of Business Conduct and Ethics and our Corporate Governance Guidelines are available, free of charge, on the Investor Relations section our website at www.makosurgical.com. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any waivers from or amendments to any provision of the Code of Business Conduct and Ethics by disclosing such information on the same website. We are not including the information contained on or available through our website as a part of, or incorporating such information by reference into, this proxy statement.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

          You can contact our board of directors to provide comments, to report concerns, or to ask a question, at the following address: Corporate Secretary, MAKO Surgical Corp., 2555 Davie Road, Fort Lauderdale, Florida, 33317. You may submit your concern anonymously or confidentially by postal mail. You may also indicate whether you are a stockholder, customer, supplier or other interested party. Communications are distributed to the board of directors, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, our board of directors has requested that certain items that are unrelated to the duties and responsibilities of the board should be excluded, such as:

•	Product complaints
•	Product inquiries
•	New product suggestions
•	Resumes and other forms of job inquiries
•	Surveys
•	Business solicitations or advertisements

          In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any non-management director upon request.

          You may also communicate online with our board of directors as a group by visiting the Investor Relations section of our website at www.makosurgical.com.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

POLICIES AND PROCEDURES FOR RELATED PERSON TRANSACTIONS

          We have adopted a related person transactions policy pursuant to which our executive officers, directors and principal stockholders, including their immediate family members, are not permitted to enter into a related person transaction with us without the consent of our audit committee, other independent committee of our board of directors, or the full board. Any request for us to enter into a transaction with an executive officer, director, principal stockholder or any of such person’s immediate family members in which the amount involved exceeds $120,000 must be presented to our audit committee for review, consideration and approval. All of our directors, executive officers and employees are required to report to our audit committee any such related person transaction. In approving or rejecting the proposed agreement, our audit committee shall take into account, among other factors it deems appropriate, whether the proposed related person transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, the extent of the person’s interest in the transaction and, if applicable, the impact on a director’s independence. After consideration of these and other factors, the audit committee may approve or reject the transaction. Under the policy, if we should discover related person transactions that have not been approved, the audit committee will be notified and will determine the appropriate action, including ratification, rescission or amendment of the transaction.

RECENT SALE OF SECURITIES

          In October 2008, we entered into a Securities Purchase Agreement, or Purchase Agreement, for a private placement of up to $60.2 million, with initial gross proceeds of approximately $40.2 million, which we closed on October 31, 2008, and conditional access to an additional $20 million, which we refer to as the Second Closing. The private placement resulted in net proceeds of approximately $39.7 million, after expenses of approximately $469,000. In connection with the private placement, we issued and sold to the participating investors 6,451,613 shares of our common stock at a purchase price of $6.20 per share and warrants, at a purchase price of $0.125 per warrant, to purchase 1,290,323 shares of our common stock at an exercise price of $7.44 per share. We refer to these warrants as the First Closing Warrants. The First Closing Warrants will become exercisable 180 days from issuance and have a seven-year term. Subject to our satisfaction of certain business related milestones before December 31, 2009, we will have the right to require certain participants in the private placement to purchase an additional $20 million of common stock, or Call Shares, and warrants to purchase common stock, or Second Closing Warrants. At the initial closing, the investors that agreed to provide the additional $20 million investment received warrants, or Call Warrants, at a purchase price of $0.125 per warrant, to purchase an additional 322,581 shares of common stock at an exercise price of $6.20 per share. These Call Warrants will not be exercisable until the earlier of the Second Closing or December 31, 2009, and are subject to forfeiture if the investors do not participate in the Second Closing, if any.

          Set forth below is information regarding the eleven participating investors, six of whom were existing stockholders deemed to be affiliates of our company by virtue of their representation on the board or their board membership. The information does not necessarily reflect their current ownership.

Investor (1)	Common Shares (#)	First Closing Warrants (#)	Call Warrants (#)	Total Warrants Issued at First Closing (#)	Purchase Price Shares ($)	Purchase Price First Closing Warrants ($)	Purchase Price Call Warrants ($)	Total Purchase Price ($)

Alta Partners VIII, LP	1,316,115	263,223	77,305	340,528	$8,159,913	$32,903	$9,663	$8,202,479
Aperture Capital III, L.P. (2)	322,581	64,516	—	64,516	$2,000,002	$8,065	—	$2,008,067
Christopher C. Dewey (3)	32,258	6,452	—	6,452	$200,000	$806	—	$200,806
Frederic H. Moll(4)	40,323	8,065	—	8,065	$250,003	$1,008	—	$251,011
Lumira Capital I Limited Partnership(5)	119,270	23,854	—	23,854	$739,474	$2,982	—	$742,456
Lumira Capital I Quebec Limited Partnership(5)	42,020	8,404	—	8,404	$260,524	$1,051	—	$261,575
MK Investment Company(6)	80,645	16,129	—	16,129	$499,999	$2,016	—	$502,015
Montreux Equity Partners IV, L.P.	1,623,876	324,775	95,382	420,157	$10,068,031	$40,597	$11,923	$10,120,551
Montreux IV Associates, L.L.C.	114,695	22,939	6,737	29,676	$711,109	$2,867	$842	$714,818
Skyline Venture Partners V, L.P.	2,437,249	487,450	143,157	630,607	$15,110,944	$60,931	$17,895	$15,189,770
Ziegler Meditech Equity Partners(7)	322,581	64,516	—	64,516	$2,000,002	$8,065	—	$2,008,067

	6,451,613	1,290,323	322,581	1,612,904	$40,000,001	$161,291	$40,323	$40,201,615

(1)	See the section of this proxy entitled “Principal Stockholders” for more detail on shares beneficially owned by these investors.

(2)	Aperture Capital III, L.P. was an existing stockholder of our company.

(3)	Mr. Dewey was an existing stockholder and is a member of our board of directors.

(4)	Dr. Moll was an existing stockholder and is a member of our board of directors.

(5)	Lumira Capital I Limited Partnership and Lumira Capital I Quebec Limited Partnership were existing stockholders and are represented on our board of directors by Gerald A. Brunk.

(6)	MK Investment Company was an existing stockholder and is represented on the board of directors by Marcelo G. Chao.

(7)	Ziegler Meditech Equity Partners was an existing stockholder and is affiliated with S. Morry Blumenfeld, Ph.D., one of our directors.

          As noted above, each of these investors, other than Alta Partners VIII, LP, Montreux Equity Partners IV, L.P., Montreux IV Associates, L.L.C. (together with Montreux Equity Partners IV, L.P., Montreux), and Skyline Venture Partners V, L.P., or Skyline, was an existing stockholder prior to the private placement. These existing stockholders participated in the private placement on the same terms as the other purchasers. The members of the Audit Committee of our board of directors having no financial interest in the transactions contemplated by the private placement approved the terms of the private placement and the participation of these existing stockholders.

          In connection with the private placement, we also entered into (i) an Amendment to the Second Amended and Restated Registration Rights Agreement, dated as of February 6, 2007, or Prior Registration Agreement, with the investors in our company named therein and (ii) Voting Agreements with certain of our stockholders and investors. In addition, in connection with the private placement, we agreed that each of Montreux and Skyline were entitled to appoint one representative to the board of directors so long as each of them and their respective affiliated funds holds at least 25% of the shares of our common stock that they purchased in the private placement; accordingly, effective October 31, 2008, Dr. Freund (Skyline’s representative) and Dr. Savarese (Montreux’s representative) were appointed to our board of directors.

          Pursuant to the terms of the Purchase Agreement, we filed a registration statement with the SEC to register the shares of our common stock and the shares of our common stock issuable upon exercise of the First Closing Warrants, the Call Warrants, and 4,916,434 shares of our common stock that are the subject of the Prior Registration Agreement. In addition, we agreed to file a registration statement with the SEC to register the Call Shares and the shares of our common stock issuable upon exercise of the Second Closing Warrants within 30 days after the Second Closing and we agreed to use commercially reasonable efforts to have such registration statement declared effective within 90 days after the Second Closing (or 120 days if the registration statement is reviewed by the SEC). If we do not file the registration statement with the SEC within 30 days after the Second Closing or such registration statement is not declared effective by the applicable required date, then we have agreed to pay each investor as liquidated damages an amount equal to 1.0% of the aggregate purchase price paid by such investor for each 30 day period thereafter until the registration statement is either filed with the SEC or declared effective, as the case may be, up to a total of 6%.

          In addition, we agreed to use commercially reasonable efforts to keep the registration statement effective until all of the shares of our common stock issued in connection with the private placement and all of the shares of our common stock underlying all of the warrants issued in connection with the private placement have been sold or are eligible for resale under Rule 144 under the Securities Act of 1933, as amended, within a three-month period. If sales cannot be made under a registration statement after it is declared effective because we fail to keep such registration statement effective or our common stock is not listed on the NYSE, NASDAQ or AMEX for 10 consecutive days or for 30 or more days in a 12-month period, we agreed to pay each investor as liquidated damages an amount equal to 1.0% of the purchase price paid by the investor for each share of our common stock purchased in the private placement, and not yet sold by said investor, for each such 10 consecutive day period or 30 day period, as the case may be, up to a total of 6%. Under the Purchase Agreement, the maximum amount of liquidated damages payable is limited to 6% of the aggregate purchase price in the private placement.

          We believe that there has not been any other transaction or series of similar transactions during 2008, or any currently proposed transaction, to which we were or are to be a party in which the amount involved exceeds $120,000 and in which any director, executive officer or principal stockholder, or members of any such person’s immediate family, had or will have a direct or indirect material interest, other than compensation described in “Executive Compensation.” We intend that any such future transactions will be approved by our audit committee and will be on terms no less favorable to our company than could be obtained from unaffiliated third parties.

2008 DIRECTOR COMPENSATION

          The following table sets forth information with respect to the compensation of all our non-employee directors during 2008. The number of shares set forth in the footnotes to the table reflects our one-for-3.03 reverse split of our common stock effected in February 2008.

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)	Total ($)
S. Morry Blumenfeld, Ph.D.	—	—	—
Gerald A. Brunk	—	—	—
Marcelo G. Chao	—	—	—
Christopher C. Dewey	—	—	—
Charles W. Federico	$40,000	$26,763(3)	$66,763
John G. Freund, M.D.	—	—	—
Frederic H. Moll, M.D.	$25,500	$21,427(4)	$46,927
William D. Pruitt	$27,167	$9,948(5)	$37,115
John J. Savarese, M.D.	—	—	—
Michael P. Stansky(6)	—	—	—

(1)

Represents fees earned in cash in 2008, including an annual retainer of $20,000 prorated for the length of service during 2008, $1,000 for each board or committee meeting attended in 2008, and $500 for each telephonic or video board or committee meeting attended in 2008.

(2)

Amounts represent the compensation expense recognized by our company during 2008 as computed in accordance with Statement of Financial Accounting Standards No. 123 Revised, Share-Based Payment, or FAS 123(R), disregarding any estimated forfeitures relating to service-based vesting conditions.

(3)

With respect to Mr. Federico’s option award granted June 5, 2007, the grant date total fair value of the award, computed in accordance with FAS 123(R), was $58,816. With respect to the option award to Mr. Federico on August 24, 2007, the grant date total fair value of the award, computed in accordance with FAS 123(R), was $21,430. As of December 31, 2008, Mr. Federico held options exercisable for 13,200 shares, 6,323 of which had vested and become exercisable.

(4)

With respect to the option award to Dr. Moll on August 24, 2007, the grant date total fair value of the award, computed in accordance with FAS 123(R), was $64,289. As of December 31, 2008, Dr. Moll held options exercisable for 9,900 shares, 4,399 of which had vested and become exercisable.

(5)

With respect to the option award to Mr. Pruitt on June 3, 2008, the grant date total fair value of the award, computed in accordance with FAS 123(R), was $51,496. As of December 31, 2008, Mr. Pruitt held options exercisable for 9,900 shares, none of which had vested or become exercisable.

(6)	Mr. Stansky served as a director until the 2008 annual meeting of the stockholders held on June 3, 2008, when his term as director expired.

          We reimburse all of our directors for their reasonable out-of-pocket travel expenses associated with attending board or committee meetings in person. Drs. Blumenfeld, Freund, and Savarese and Messrs. Brunk, Chao, Dewey, and Stansky did not receive any compensation for their services on the board of directors during 2008. Similarly, Dr. Ferré, our only employee director, does not receive any compensation for his services as a director.

Annual Cash Compensation

          Each member of our board whose directorship did not initially arise in conjunction with either a direct or indirect (through an investing fund) investment in our company received an annual retainer of $20,000, a fee of $1,000 for each board meeting or committee meeting attended in person during 2008, and $500 for each telephonic or video board or committee meeting attended during 2008. Accordingly, during fiscal year 2008, Dr. Moll and Messrs. Federico and Pruitt each received an annual retainer of $20,000, a fee of $1,000 for each board meeting or committee meeting attended in person during 2008, and $500 for each telephonic or video board or committee meeting attended during 2008. Mr. Pruitt, who joined our board of directors in June 2008, received a prorated annual retainer. Drs. Blumenfeld,

Ferré, Freund, and Savarese and Messrs. Brunk, Chao, Dewey, and Stanksy did not receive any compensation in connection with their service on our board of directors during fiscal year 2008.

Equity Compensation

          On a case-by-case basis, non-employee directors may be entitled to receive options, in an amount determined by our board of directors or its compensation committee in its respective discretion, to purchase shares of common stock upon initial election or appointment to the board of directors. In determining the number of options granted to a director upon initial election or appointment, the compensation committee uses its judgment and, consistent with our compensation objectives, maintains the flexibility necessary to recruit qualified and experienced directors. Furthermore, certain non-employee directors, specifically Dr. Moll and Messrs. Federico and Pruitt, are entitled to an annual grant of options to purchase 3,300 shares of the Company’s common stock for a price per share equal to the fair market value of our common stock on the day of grant. In each case, one-third of the option grant vests on the first anniversary of the grant date with the remaining two-thirds of the option grant vesting ratably over the ensuing twenty-four months. We refer to the annual grant as the Anniversary Grant. Until February 2008, all outstanding options granted to our non-employee directors were issued under our 2004 Stock Incentive Plan. Thereafter, all options granted to our non-employee directors will be issued under our 2008 Omnibus Incentive Plan.

          On April 25, 2008, our board of directors approved an option award to Mr. Pruitt of 9,900 shares of our common stock, subject to and effective upon the date of Mr. Pruitt’s election to the board. On June 3, 2008, following Mr. Pruitt’s election to our board, Mr. Pruitt was granted an option to purchase 9,900 shares of our common stock with an exercise price per share of $9.10, which was the closing price per share of our common stock on the grant date. One-third of the option grant vests on the first anniversary of Mr. Pruitt’s election to the board. The remaining two-thirds of the option grant vests ratably over the ensuing 24 months of Mr. Pruitt’s tenure on our board of directors.

          The first anniversary dates of service for Mr. Federico and Dr. Moll were June 5, 2008 and August 24, 2008, respectively. On January 27, 2009, the compensation committee approved an Anniversary Grant to each of Mr. Federico and Dr. Moll in recognition of their first anniversary dates of service in 2008. Accordingly, on January 27, 2009, each of Mr. Federico and Dr. Moll were granted an option to purchase 3,300 shares of our common stock with an exercise price per share of $7.10, which was the closing price per share of our common stock on the grant date. Each option vests over three years as follows: one-third on the first anniversary of the grant date and two-thirds ratably over the remaining twenty-four months.

EXECUTIVE OFFICERS

          Our executive officers, their respective ages as of April 16, 2009, and their positions with our company are as follows:

Name	Age	Position
Maurice R. Ferré, M.D.	48	President, Chief Executive Officer and Chairman
Fritz L. LaPorte	39	Senior Vice President of Finance and Administration, Chief Financial Officer and Treasurer
Rony A. Abovitz	38	Senior Vice President and Chief Technology Officer
Ivan Delevic(1)	43	Senior Vice President of Strategic Marketing and Business Development
Menashe R. Frank	42	Senior Vice President, General Counsel and Secretary
Duncan H. Moffat	48	Senior Vice President of Operations
Steven J. Nunes	50	Senior Vice President of Sales and Marketing

(1)	Mr. Delevic joined our company on April 27, 2009.

          The principal occupations and positions for at least the past five years of the executive officers named above are as follows:

          Maurice R. Ferré, M.D. Please see “Election of Directors” above.

          Fritz L. LaPorte, our Senior Vice President of Finance and Administration, Chief Financial Officer and Treasurer, has been with us since our inception in November 2004. From 2001 to November 2004, Mr. LaPorte served as Chief Financial Officer of Z-KAT, Inc. From 1997 to 2000, Mr. LaPorte served as the Director of Finance for Holy Cross Hospital, Inc., a 580-bed acute care facility in Fort Lauderdale, Florida. From 1993 to 1997, Mr. LaPorte served as a Senior Auditor in the Assurance Healthcare Group of Ernst & Young LLP, our independent registered public accounting firm. Mr. LaPorte holds a B.B.A. in accounting from Florida Atlantic University and is a Certified Public Accountant.

          Rony A. Abovitz, our Senior Vice President and Chief Technology Officer, has been with us since our inception in November 2004. Mr. Abovitz was a co-founder of Z-KAT, Inc., and from 1997 to November 2004, he held various executive positions, including Chief Executive Officer and Chief Technology Officer. From 1994 to 1996, Mr. Abovitz worked as a research and development engineer for Lima Orthopedics, Inc. developing orthopedic implants. Mr. Abovitz holds a B.S. in mechanical engineering and an M.S. in biomedical engineering from the University of Miami.

          Ivan Delevic, our Senior Vice President of Strategic Marketing and Business Development, joined our company in April 2009. Beginning in 2007 through April 2009, Mr. Delevic was a business development consultant to medical device companies through ATID Group Inc. and IDAT LLC, companies he founded in 2007. From 1996 to 2007, Mr. Delevic held various positions with General Electric’s healthcare division, both domestically and internationally, including as General Manager for Molecular Imaging EMEA, Global Marketing and Sales Manager for Surgical Navigation, Business Development Manager with GE Healthcare’s Global Business Development, Six Sigma Leader & Black Belt for Global Functional Imaging, and Sales Manager for Southeastern Europe. From 1992 to 1996, Mr. Delevic worked for Johnson & Johnson, Inc. as a Business Manager in Budapest, Hungary. Mr. Delevic holds a M.B.A. from the Technical University of Budapest through a joint program with Herriot-Watt University and a M.S. in Electrical Engineering from the Technical University of Budapest.

          Menashe R. Frank, our Senior Vice President, General Counsel and Secretary, has been with us since our inception in November 2004. From July 2004 to November 2004, Mr. Frank was a legal consultant to Z-KAT, Inc. Mr. Frank was a corporate associate at the law firm of Hogan & Hartson LLP from 2001 to June 2004, and the law firm of Baker & McKenzie from 2000 to 2001. From 1998 to 2000, Mr. Frank served as Chief Legal Officer for Enticent.com, Inc., a marketing technology enterprise. He was also an associate in the business finance and restructuring department of the law firm of Weil, Gotshal & Manges LLP from 1996 to 1998. Mr. Frank holds a B.A. in political science from American University and a J.D. from the University of Miami School of Law.

          Duncan H. Moffat, our Senior Vice President of Operations, has been with us since April 2008. From 2001 to 2008, Mr. Moffat served as Vice President of Operations for the nuclear medicine business of Philips Medical Systems, a worldwide manufacturer of medical imaging equipment. From 1998 to 2001, Mr. Moffat served as Vice President of Operations for Lumisys, a start-up company providing digital x-ray products that was sold to Eastman Kodak in 2001. Beginning in 1982, Mr. Moffat held various positions with the Lucas companies, first with two Lucas affiliates in England, followed by a position as project manager with Lucas Control Systems Products, Hampton, Virginia, and then by a position as Director of Operations with Lucas Deeco Systems, Hayward, California, from 1995 to 1998. Mr. Moffat holds a Bachelor of Science in Electrical and Electronic Engineering, Strathclyde University, Glasgow, Scotland.

          Steven J. Nunes, our Senior Vice President of Sales and Marketing, has been with us since May 2006. From September 2002 to May 2006, Mr. Nunes served as Director of Commercialization for GE Healthcare, a unit of General Electric Company, a diversified technology, media, and financial services company. From 1996 to April 2002, Mr. Nunes held various positions, including Vice President of Sales and Marketing, at Visualization Technology, Inc., a medical device company for image-guided surgery, which was later acquired by GE Healthcare. In 1990, Mr. Nunes established SJN Medical Inc., an independent distributor of surgical endoscopy products, and served as its President until the company was acquired in 1996. Mr. Nunes holds a B.A. in broadcast journalism from the University of Massachusetts-Amherst.

COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

          The purpose of this Compensation Discussion and Analysis is to provide material information about the compensation of our executive officers named below under the caption, “Executive Compensation—2008, 2007 and 2006 Summary Compensation Table,” whom we refer to as our named executive officers. In this section, we provide an analysis and explanation of our executive compensation program and the compensation derived by our named executive officers from this program. All share numbers in this section and the tables that follow reflect our one-for 3.03 reverse split of our common stock effected in February 2008.

EXECUTIVE SUMMARY

          This Compensation Discussion and Analysis outlines our executive compensation program. In particular, it explains our compensation philosophy, which is to provide performance-oriented incentives that fairly compensate our executive officers and enable us to attract, retain and motivate executives with outstanding ability and potential. We then discuss the elements of our executive compensation program including base salary, cash bonuses, and long-term equity compensation. This Compensation Discussion and Analysis also provides a summary of the key provisions of our employments agreements with each of our named executive officers, including the change in control arrangements.

COMPENSATION PHILOSOPHY AND OBJECTIVES

          Our compensation philosophy is to offer our executive officers, including the named executive officers, compensation and benefits that are competitive and that meet our goals of attracting, motivating, and retaining highly skilled management so that we can achieve our financial and strategic objectives to create long-term value for our stockholders. We believe that compensation should be determined within a framework that is intended to reward individual contribution and strong financial performance by our company. Within this overall philosophy, our objectives are to:

•	offer a total compensation program that takes into consideration competitive market requirements and strategic business needs;

•	determine total compensation based on our company’s overall financial performance as well as individual contributions; and

•	align the financial interests of our executive officers with those of our stockholders.

          Our board of directors has delegated to its compensation committee the authority to make all final decisions regarding the compensation of our named executive officers. In making such decisions, the compensation committee considers the various factors described below in this Compensation Discussion and Analysis with respect to particular compensation elements. In addition, the compensation committee typically considers, but is not required to accept, the recommendations of Dr. Ferré, our President and Chief Executive Officer, regarding the performance and proposed base salary, bonus target and equity awards for our named executive officers, including Dr. Ferré. The compensation committee may also request the assistance of Mr. LaPorte, our Chief Financial Officer, and our human resources department in evaluating the financial, accounting and tax implications of various compensation awards paid to the named executive officers. Neither Mr. LaPorte nor our human resources employees, however, recommend or determine the amounts or types of compensation paid to the named executive officers. Dr. Ferré and certain of our other executive officers may attend compensation committee meetings, as requested by the chairman of the compensation committee and depending on the issues to be discussed by the compensation committee, but none of these executive officers, including Dr. Ferré, attends any portion of the compensation committee meetings during which his compensation is discussed and approved.

          The compensation committee historically has not performed competitive reviews of our compensation programs with those of similarly-situated companies, nor have we engaged in formal “benchmarking” of compensation paid to our named executive officers. The compensation committee did not engage in such benchmarking in 2008. In the third quarter of 2007, however, the compensation committee retained Radford Surveys and Consulting to conduct a review of the pre-IPO equity ownership levels for senior management at other pre-IPO medical device and biotechnology companies in later stages of financing, and provide an analysis of how the current equity holdings of our senior management, including each of the then named executive officers, compared to the median of the surveyed companies. As discussed below under “Elements of our Executive Compensation Program—Long-Term Equity Compensation,” the survey showed that the equity holdings of our senior management, including Dr. Ferré, were below the median. As a result, the compensation committee recommended, and the board of directors approved, additional equity grants, primarily in an effort to retain these executives following the completion of our initial public offering, consistent with our objectives. We made these additional equity grants to all of our named executive officers in 2007 with the exception of a grant of stock options to Dr. Ferré which, as discussed below, we made effective upon the closing of our initial public offering in February 2008. We made these grants to bring the equity holdings of management in line with the median of the surveyed companies for retention purposes.

          Radford Surveys and Consulting used the following survey sources to conduct their analysis: (i) the 2006 Radford Biotechnology Pre-IPO Executive Report, which included 30 pre-IPO biotechnology and pharmaceutical companies with outside investment levels between $40 and $80 million; (ii) the Dow Jones Venture Capital — Compensation Pro Database, which included pre-IPO companies that had classified themselves as a medical device company and were in the “later stage” rounds of financings (generally, any round after the second round of financing); and (iii) the Top 5 Pre-IPO Life Sciences Industry (Medical Device) Survey, which included 10 pre-IPO medical device companies that had completed series C rounds of financing. We do not know the component companies that were surveyed by Radford Surveys and Consulting as the companies’ names were not included in the report that Radford provided to the compensation committee.

          In analyzing pre-IPO ownership levels, our company was compared to the 50th percentile of the surveyed companies. While we compared our senior management to the median of the survey results for equity holding purposes, we do not believe it is appropriate to emphasize this target, as it was used for the limited purpose of determining equity holdings as a pre-IPO company and it was not seen as an indication that we intended to “benchmark” the equity holdings of our senior management at the median of a “peer group” of companies. Any such determinations as to whether or not we will “benchmark” in the future will be made by the compensation committee.

ELEMENTS OF OUR EXECUTIVE COMPENSATION PROGRAM

          The principal elements of our executive compensation program have been base salary, cash bonus compensation and long-term equity compensation in the form of stock options or shares of restricted stock. We also have provided some named executive officers with limited perquisites and other benefits that the compensation committee believes were reasonable and consistent with the objectives of our executive compensation programs, as discussed below. In 2008, we made grants of performance-based compensation under our 2007-2008 performance-based cash bonus plan applicable to all employees in management positions, including the named executive officers, that we adopted in April 2007, and we made other grants of incentive compensation to certain of our employees, including some of the named executive officers. We discuss the grants more fully below.

          Each of these compensation elements satisfies one or more of our retention, performance and alignment objectives, as described more fully below. We combine the compensation elements for each executive officer in a manner that the compensation committee believes, in its discretion and judgment, is consistent with the executive’s contributions to our company and our overall goals with respect to executive compensation. We have not adopted any policies with respect to the mix of long-term versus currently-paid compensation, but believe that both elements are necessary for achieving our compensation objectives. Currently-paid compensation provides financial stability for each of our named executive officers and immediate reward for superior company and individual performance, while long-term compensation rewards achievement of strategic long-term objectives and contributes toward overall stockholder value. Similarly, while we have not adopted any policies with respect to the mix of cash versus equity compensation, we believe that it is important to encourage or provide for a meaningful amount of equity ownership by our named executive officers to help align their interests with those of our stockholders, one of our compensation objectives.

Base Salary

          We believe that a competitive base salary is an important component of compensation as it provides a degree of financial stability for our executive officers and is critical to recruiting and retaining our executives. Base salary is also designed to recognize the scope of responsibilities placed on each executive officer and reward each executive for his unique leadership skills, management experience and contributions. We make a subjective determination of base salary after considering such factors collectively. Our compensation committee has historically reviewed the base salaries of our named executive officers on a periodic basis, as the facts and circumstances may warrant.

          As discussed below under “Employment Agreements,” each of our named executive officers entered into an employment agreement with us that established an initial base salary for each officer. In April 2008, when Mr. Moffat joined our company, we established his initial base salary at an annual amount of $210,000 pursuant to such an agreement. We determined this salary amount as a result of an arm’s length negotiation with Mr. Moffat over the terms of his employment. The members of our compensation committee believe, based on their collective experience and general awareness of compensation practices, that this salary amount is comparable to salaries offered by our competitors for similar positions.

          In February 2008, the compensation committee awarded merit pay increases to each of our named executive officers except for Dr. Ferré and Mr. Moffat, who had not yet joined our company, to reflect the compensation committee’s subjective review of each named executive officer’s overall individual 2007 performances. The compensation committee increased the base salary of each of Messrs. LaPorte, Abovitz and Frank from $176,550, $173,340 and $176,550, respectively, to $225,101. The compensation committee did not increase Dr. Ferré’s base salary in 2008 because the committee believed that, due to prior increases, his base salary was at an appropriate level at that time.

Cash Bonuses

          We have designed our cash bonus compensation arrangements to reward achievement of strategic and financial goals that support our objective of enhancing stockholder value and to motivate executives to achieve superior performance in their areas of responsibility.

          In April 2008, the compensation committee approved the 2008 MAKO Metrics Scorecard as a tool to measure the Company’s overall performance and achievement of specific goals and objectives as set forth in our annual operating plan and approved its use in connection with determining employee compensation matters under the 2008 Leadership Cash Bonus Plan. Pursuant to the 2008 Leadership Cash Bonus Plan, our management level employees, including our named executive officers, were eligible to be compensated in the form of a cash bonus with respect to performance in 2008. The 2008 Leadership Cash Bonus Plan was designed to encourage teamwork and collaboration among our employees and to reward them for achieving financial and operating goals that are key to the success of our business as measured by the 2008 MAKO Metrics Scorecard. Moreover, the board believed that a cash bonus plan that primarily measured achievement of company-wide performance targets was the appropriate mechanism for rewarding and motivating management, including our named executive officers, because each of these executives is responsible for, among other things, strategic, operational and financial objectives that cannot always be measured on an individual basis.

          The 2008 Leadership Cash Bonus Plan provides that upon our achievement of specified measurable performance goals derived for our 2008 operating plan and set forth in the MAKO Metrics Scorecard, each management level employee, including our named executive officers, will be paid a cash performance bonus amount. The amount of this bonus will be a percentage of the employee’s base salary based on a percentage of the MAKO Metrics Scorecard Percentage achieved by our company. The MAKO Metrics Scorecard Percentage represents the percentage of pre-defined goals that we achieved at the end of 2008, as determined by the compensation committee in its discretion. In connection with the determination of the amount of the bonus, there is a minimum and maximum MAKO Metrics Scorecard Percentage that governs any potential award.

          Our compensation committee also set potential bonus amounts for individual participants in the Leadership Cash Bonus Plan as measured by a percentage of base salary. For 2008, our compensation committee set the threshold, minimum and maximum percentages of base salary for our named executive officers at the following levels:

Name	Threshold (%)	Target (%)	Maximum (%)

Maurice R. Ferré, M.D.	20	50(1)	50(1)

Fritz L. LaPorte	20	25	50

Rony A. Abovitz	20	25	50

Duncan H. Moffat	13.5	16.9	33.7

Menashe R. Frank	20	25	50

(1)

Although Dr. Ferré participates in the Leadership Cash Bonus Plan, his employment agreement provides for a target cash bonus equal to 50% of his base salary, which may be increased or decreased at the compensation committee’s discretion.

          Our compensation committee set these percentages based on management’s proposal and its subjective evaluation of the relative importance of our named executive officers’ positions, the officers’ past and expected future contributions, to the performance of our company, and, in the case of Dr. Ferré, the terms of the executive officer’s employment agreement. Our compensation committee initially prorated the percentage applicable to Mr. Moffat to reflect his partial year of service.

          In February 2008, management presented to our board of directors a proposed operating plan for 2008 which included the performance goals and criteria for our company for 2008. The operating plan was reviewed and approved by our board of directors in February 2008. Management then presented to our board of directors the proposed MAKO Metrics Scorecard for 2008 as a tool to measure the Company’s performance against the defined business objectives set forth in the operating plan. In March 2008, our board of directors referred the proposed MAKO Metrics Scorecard for 2008 to the compensation committee for consideration for use in determining executive compensation. After the compensation committee considered the proposals, it made recommendations to management concerning the performance goals and criteria and approved a revised version of the performance goals and criteria in April 2008. The performance goals and criteria that the committee chose to govern potential awards under the Leadership Cash Bonus Plan for 2008 were the following:

•	installations and customer acceptance of TGS units and achievement of revenue (including deferred revenue) for TGS units;

•	number of MAKOplasty procedures performed and total MAKOplasty revenue;

•	market release of TGS version 1.2 and version 1.3 and on-going development of version 2.0;

•	commercialization and on-going development of MAKO-branded knee implant systems;

•	submission of peer-reviewed manuscripts for publication to validate the clinical value of MAKOplasty;

•	development of MAKOplasty Center of Excellence business case;

•	development of strategic business plan and five-year technology roadmap;

•	achievement of 2008 budget; and

•	continuation of company values and vision.

          We established a baseline target and stretch level metrics for each of these goals. We believed it was more likely than not that we would achieve the baseline target metric and reasonably possible that we would achieve the stretch level metric. The determination of whether and to what extent these metrics were achieved during 2008 was made by the compensation committee. Following the compensation committee’s review in February 2009 of 2008 performance under the 2008 Leadership Cash Bonus Plan, the committee authorized cash bonus awards of $150,000, $56,275, $56,275, $52,500 and $56,275 to be paid to Dr. Ferré and Messrs. LaPorte, Abovitz, Moffat and Frank, respectively, following receipt of our 2008 year-end independent audit results confirming the accuracy of the auditable financial operating results contained in the 2008 MAKO Metrics Scorecard. These awards reflected achievement of 100% of the target levels established for 2008 plus, in the case of Mr. Moffat, an additional amount of $17,070, which is the difference between what Mr. Moffat would have received for full-year performance at 100% of target and the prorated amount he was to have received for the partial year. The compensation committee increased Mr. Moffat’s bonus based upon the recommendation of Dr. Ferré to recognize Mr. Moffat’s exceptional contributions to our company during 2008. In accordance with the terms of the 2008 Leadership Cash Bonus Plan, the dollar amount of each bonus was calculated as a percentage of the named executive officer’s annual base salary.

Long-Term Equity Compensation

          We grant stock options and restricted stock to our named executive officers, as we believe that such grants further our compensation objectives of aligning the interests of our named executive officers with those of our stockholders, encouraging long-term performance, and providing a simple and easy-to-understand form of equity compensation that promotes executive retention. We view such grants both as incentives for future performance and as compensation for past accomplishments.

          We historically have made grants of equity to named executive officers in connection with their initial hire. We continued this practice when Mr. Moffat joined our company in April 2008, granting him an option to purchase 100,000 shares of our common stock. The number of stock options or shares of restricted stock granted to each named executive officer, including Mr. Moffat, in connection with his initial hire, was determined based upon negotiations with each executive, represented the number necessary to recruit each executive from his then-existing position and reflected the compensation committee’s subjective evaluation of the executive’s experience and potential for future performance. In addition, we have made additional discretionary grants, from time to time, as determined by the compensation committee or our board of directors, as applicable, taking into consideration such factors as individual performance and competitive market conditions. The compensation committee determined the timing of any such equity grant based on of achievement by the named executive officer and not any effort to time the grants in coordination with changes in our stock price.

          We have used stock options and restricted stock, rather than other forms of long-term incentives, because they create value for the executive only if stockholder value is increased through an increased market price of our common stock. Prior to the completion of our initial public offering in February 2008, all stock option and restricted stock grants were made pursuant to our company’s 2004 Stock Incentive Plan and our board of directors, based on the recommendation of our compensation committee, determined the exercise price based on internal or third-party valuation reports. Since the completion of our initial public offering, all option grants have been approved by the compensation committee and made pursuant to our 2008 Omnibus Incentive Plan, and the exercise price of stock options is based on the fair market value of our common stock on the grant date, which is equal to the closing price of our common stock on that date.

          As referenced under “Compensation Philosophy and Objectives” above, in the third quarter of 2007, the compensation committee retained Radford Surveys and Consulting to conduct a review of pre-IPO equity ownership levels for our senior management, as compared to other pre-IPO medical device and biotechnology companies in later stages of financing. Based on Radford’s analysis of our equity ownership levels for senior management, including the named executive officers, the compensation committee recommended, and the board of directors approved in August 2007, the grant of 247,524 shares of restricted stock to Dr. Ferré, which shares vest ratably on a quarterly basis over a four-year period, based on his continued service. The compensation committee also recommended, and the board of directors approved, the grant of stock options to Dr. Ferré to purchase 198,019 shares of our common stock, to be made upon closing of our initial public offering. The committee chose to make the stock option grant upon the closing of our initial public offering to provide an incentive and reward for the closing and so that the exercise price per share of the stock options would reflect the market price of our common stock on the day of grant as determined by the stock market. The stock option grant was made in February 2008 at an exercise price of $9.30 per share, which was the closing price per share of our common stock on the date of the grant, as reflected in the “2008 Grants of Plan-Based Awards” table included in the section titled “Executive Compensation” below. The options vest ratably on a quarterly basis over a four-year period starting at grant.

          Other than this grant of stock options to Dr. Ferré, and the award of incentive stock options to Mr. Moffat discussed above, we did not make any equity awards to our named executive officers in 2008.

Employee Stock Purchase Plan

          We have not adopted any formal employee equity ownership requirements or guidelines. In 2007, we adopted the 2008 Employee Stock Purchase Plan to encourage equity ownership by all of our employees, which became effective immediately upon completion of our initial public offering in February 2008. We offer subscriptions for shares of our common stock pursuant to the plan to eligible employees, including our named executive officers. Our named executive officers may participate in the plan on the same basis as all other eligible participants, who include substantially all of our salaried employees. The initial purchase period under the plan began on October 1, 2008 and the initial purchase date was December 31, 2008.

Perquisites and Other Benefits

          As a general matter, we do not intend to offer perquisites or other benefits to any executive officer, including the named executive officers, with an aggregate value in excess of $10,000, because we believe we can provide better incentives for desired performance with compensation in the forms described above. We recognize that, from time to time, it may be appropriate to provide some perquisites or other benefits in order to attract, motivate and retain our executives, with any such decision to be reviewed and approved by the compensation committee as needed.

          In connection with our hiring of Mr. Moffat, we agreed to reimburse him for reasonable relocation expenses up to a total of $160,000, net of applicable payroll taxes for non-reimbursable items. We agreed to provide this benefit to Mr. Moffat as a result of an arm’s length negotiation with Mr. Moffat over the terms of his employment with our company, to encourage Mr. Moffat to relocate from California to Fort Lauderdale, Florida and based on the compensation committee’s subjective evaluation of Mr. Moffat’s likely contributions to the future performance of our company. To protect us in the event Mr. Moffat’s employment terminates within the first two years of employment, the relocation expense benefit is subject to pro rated recoupment from Mr. Moffat if his employment terminates for any reason, other than by Mr. Moffat for good reason, within such period.

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

          Each of our named executive officers has an employment agreement that provides for severance payment arrangements following specified termination events. We have entered into these employment agreements because we believe they are necessary to retain our named executive officers and to obtain their agreement to post-employment restrictions, such as non-competition, non-solicitation and confidentiality, that protect our interests. We negotiated the severance provisions in the employment agreements with each of the named executive officers based on what the compensation committee believed, in its experience, to be a reasonable, but not overly generous, severance package to each executive and necessary to retain the executive. The terms of the employment agreements are discussed below under “Executive Compensation – Employment Agreements.”

          In February 2009, the compensation committee approved an amended and restated form of employment agreement for certain of our senior vice presidents because we believed it was necessary to expand the post-employment restrictions to provide greater protection to our company as it expands its business and to align our employment agreements with those utilized by similarly situated public companies. Following the committee’s approval, we entered into amended and restated employment agreements with Messrs. LaPorte and Frank and an amendment to Dr. Ferré’s existing employment agreement. These amendments broadened the post-employment noncompetition and non-solicitation restrictions so that the restrictions apply to any image guided surgical device and/or software used in combination with any surgical robotic device and/or software in the field of orthopedics. Mr. Moffat’s employment agreement already contained these expanded noncompetition and non-solicitation restrictions. In consideration for these changes, we also agreed to the following modifications to the employment agreements of Messrs. LaPorte and Frank:

•

Accelerated vesting of equity awards that vest based on time upon the occurrence of a change in control of our company or upon termination of employment as a result of death, disability, without cause or for good reason.

•	Increased severance payments upon termination of employment and the occurrence of a change in control of our company.

•	Eighteen month period of noncompetition and non-solicitation of employees and customers following termination of employment as a result of a change in control (lengthened from a twelve month period).

          Dr. Ferré’s employment agreement already provided for accelerated vesting of equity awards upon a change in control of our company. We had agreed to such accelerated vesting as a result of an arm’s length negotiation with Dr. Ferré over the terms of his agreement. None of the named executive officers would automatically be entitled to severance payments under their employment agreements upon a change in control of our company, unless specific additional events occur, such as a material adverse change in responsibilities.

          The compensation committee does not take into account severance packages in determining the amounts of other elements of compensation, such as base salary, cash bonus, stock option grants and restricted stock grants. See “Executive Compensation—Termination and Change in Control Payments” below for a description of the severance and change in control arrangements for our named executive officers.

EFFECT OF ACCOUNTING AND TAX TREATMENT ON COMPENSATION DECISIONS

          In the review and establishment of our compensation programs, we consider the anticipated accounting and tax implications to us and our named executive officers. While we consider the applicable accounting and tax treatment, these factors alone are not dispositive, and we also consider the cash and non-cash impact of the programs and whether a program is consistent with our overall compensation philosophy and objectives.

          Section 162(m) of the Internal Revenue Code imposes a limit on the amount of compensation that we may deduct in any one year with respect to covered employees, unless specific and detailed criteria are satisfied. Performance-based compensation, as defined in the Internal Revenue Code, is fully deductible if the programs are approved by stockholders and meet other requirements. In general, we have determined that we will not seek to limit executive compensation so that all of such compensation is deductible under Section 162(m). However, from time to time, we monitor whether it might be in our interests to structure our compensation programs to satisfy the requirements of Section 162(m). We seek to maintain flexibility in compensating our executives in a manner designed to promote our corporate goals and, as a result, our compensation committee has not adopted a policy requiring all compensation to be deductible. Our compensation committee will continue to assess the impact of Section 162(m) on our compensation practices and determine what further action, if any, is appropriate.

          Sections 280G and 4999 of the Internal Revenue Code impose an excise tax on certain payments to executives made in connection with a change in control and make such payments non-deductible to the company. The effects of Sections 280G and 4999 generally are unpredictable and can have widely divergent and unexpected effects based on an executive officer’s personal compensation history. To ensure that Dr. Ferré receives the level of benefits that we intend, the compensation committee determined that it would be appropriate to pay the cost of any excise tax imposed under Sections 280G and 4999, in the event such provisions became applicable, plus an amount needed to pay income taxes due on such additional payment. Dr. Ferré’s employment agreement accordingly provides for such a gross-up payment, which the compensation committee believes is consistent with its goal of offering a total compensation program that takes into consideration competitive market requirements.

COMPENSATION COMMITTEE REPORT

          The compensation committee has reviewed and discussed the above Compensation Discussion and Analysis with our management and, based on such review and discussion, has recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

MAKO Surgical Corp.
COMPENSATION COMMITTEE

S. Morry Blumenfeld, Ph.D., Chairman
Gerald A. Brunk
Marcelo G. Chao

EXECUTIVE COMPENSATION

          The following table sets forth the compensation paid in 2008, 2007, and 2006 to our Chief Executive Officer, our Chief Financial Officer and each of the three other most highly compensated executive officers who were serving as executive officers on December 31, 2008. These five individuals are sometimes referred to collectively as the “named executive officers.”

2008, 2007, AND 2006 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)		Total ($)
Maurice R. Ferré, M.D.	2008	$300,000	—	$907,296	$284,665	$150,000	$1,010	(4)	$1,642,971
President, Chief Executive Officer and Chairman	2007	$299,058	—	$379,589	$18,339	$97,500	$1,149,320	(5)	$1,943,806
	2006	$274,000	$200,000	$73,112	—	—	—		$547,112

Fritz L. LaPorte	2008	$219,499	—	—	$125,634	$56,275	$909	(4)	$402,317
Senior Vice President of Finance and Administration,Chief Financial Officer and Treasurer	2007	$175,686	—	—	$48,394	$57,379	—		$281,459
	2006	$159,692	$48,150	—	$9,118	—	—		$216,960

Rony A. Abovitz	2008	$219,128	—	—	$187,089	$56,275	$758	(4)	$463,250
Senior Vice President and Chief Technology Officer	2007	$172,772	—	—	$76,263	$56,336	$26,815	(6)	$332,186
	2006	$159,692	$48,150	—	$21,930	—	—		$229,772

Duncan H. Moffat (7)	2008	$137,308	—	—	$81,053	$52,500	$160,848	(8)	$431,709
Senior Vice President of Operations

Menashe R. Frank	2008	$219,499	—	—	$123,272	$56,275	—		$399,046
Senior Vice President, General Counsel and Secretary	2007	$175,686	—	—	$46,035	$57,379	—		$279,100
	2006	$159,692	$48,150	—	$6,759	—	—		$214,601

(1)

Amounts represent discretionary cash bonus payments made to each named executive officer in respect of his performance in 2006 as determined by the compensation committee. All payments were made in the first quarter of 2007.

(2)

Amounts represent the compensation expense recognized by the Company during 2008, 2007 and 2006, as computed in accordance with FAS 123(R), disregarding any estimated forfeitures relating to service-based vesting conditions. For a discussion of the assumptions made in the valuation of these awards, see Note 8 to Financial Statements in our Form 10-K for the year ended December 31, 2008.

(3)

Amounts represent cash bonus payments made to the named executive officer pursuant to our Leadership Cash Bonus Plan. All payments were made in the first quarter of the year following the year in which the bonuses were earned.

(4)	Amounts represent matching contributions under our 401(k) plan.

(5)	On September 5, 2007, our board of directors forgave approximately $1,149,320 of outstanding loans, including accrued interest, that we made to Dr. Ferré.

(6)	On September 5, 2007, our board of directors forgave approximately $25,000 of outstanding loans that we made to Mr. Abovitz.

(7)	Mr. Moffat joined our company on April 28, 2008.

(8)

Amount represents $848 of matching contributions made by the Company under its 401(k) plan and $160,000 of relocation and temporary housing expense. As part of our employment agreement with Mr. Moffat, and to encourage Mr. Moffat to relocate to Fort Lauderdale, Florida, we agreed to cover Mr. Moffat’s relocation expenses and costs of temporary housing during the initial six-month relocation period.

2008 GRANTS OF PLAN-BASED AWARDS

          The following table sets forth information with respect to grants of plan-based awards during 2008 to the named executive officers:

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(2)	Grant Date Fair Value of Stock and Option Awards(($)(3)
Name	Grant Date	Date of Committee Action	Threshold ($)	Target ($)	Maximum ($)
Maurice R. Ferré, M.D.(4)			$60,000	$150,000	$150,000	—	—	—
	2/20/08	8/24/07	—	—	—	198,019	$9.30	$1,053,759

Fritz L. LaPorte			45,020	56,275	112,551	—	—	—

Rony A. Abovitz			45,020	56,275	112,551	—	—	—

Duncan H. Moffat (5)			28,344	35,430	70,861
	4/28/08	4/25/08				100,000	$7.94	$454,529

Menashe R. Frank			45,020	56,275	112,551	—	—	—

(1)	Represents the threshold, target and maximum amounts that could be earned by each named executive officer pursuant to our Leadership Cash Bonus Plan.

(2)	Equals the closing price per share of our common stock on the date of grant.

(3)	Represents the grant date fair value of the awards calculated in accordance with FAS 123(R).

(4)

As discussed above in “Compensation and Discussion Analysis-Cash Bonuses,” Dr. Ferré participates in the Leadership Cash Bonus Plan; however, his employment agreement provides for a target cash bonus equal to 50% of his base salary, which may be increased or decreased at the discretion of the compensation committee.

(5)	Mr. Moffat’s threshold, target and maximum amounts were pro-rated at the time the award was granted for the portion of 2008 in which he was employed by us.

EMPLOYMENT AGREEMENTS

          On September 19, 2007, we entered into a new employment agreement with Dr. Ferré, which was subsequently amended and restated on November 12, 2007 to permit Dr. Ferré to serve on the board of directors of Z-KAT if approved by a majority of our disinterested directors. The employment agreement expires on December 31, 2010, subject to automatic renewal for successive one-year terms unless either party gives 120 days’ notice of its intention not to renew the agreement. Under the employment agreement, Dr. Ferré is entitled to an initial base salary of $300,000 and an opportunity to earn a performance bonus with a target of 50% of his base salary under the Leadership Cash Bonus Plan, which performance bonus may be higher or lower based on the attainment of performance criteria that we establish. For a description of severance arrangements, see “Termination and Change in Control Payments” below. As noted above, in February 2009, we entered into an amendment to Dr. Ferré’s employment agreement that provided for broader post-employment noncompetition and non-solicitation restrictions.

          We entered into employment agreements, effective January 2005, with each of Messrs. LaPorte, Abovitz and Frank. Each of these agreements was amended and restated on February 5, 2007 to provide for a term of three years from the effective date of the original agreement. In April 2008, we entered into an employment agreement with Mr. Moffat for a term of one year. Each of these agreements provides for automatic renewal for successive one-year terms. These employment agreements provided for an initial negotiated base salary of $150,000 for each of Messrs. LaPorte, Abovitz and Frank and $210,000 for Mr. Moffat. See “Compensation Discussion and Analysis—Base Salary” above for the base salaries of the named executive officers as of December 31, 2008. Pursuant to these employment agreements, each of Messrs. LaPorte, Abovitz and Frank received options for 24,752, 82,508 and 13,201 shares, respectively, of our common stock upon closing of the Series B redeemable convertible preferred stock financing in July 2005. Mr. Moffat received options to purchase 100,000 shares of our common stock pursuant to his employment agreement. As part of our package to recruit Mr. Moffat to relocate to Fort Lauderdale, Florida in April 2008, we agreed to reimburse Mr. Moffat for up to $160,000 of his reasonable relocation expenses, including moving expenses, certain costs related to the purchase of a new home and the costs of temporary housing during the initial six-month relocation period. In the event that Mr. Moffat’s employment is terminated for any reason during the first 24 months following his employment, other than by Mr. Moffat for good reason, Mr. Moffat is required to repay a prorated share of the relocation bonus. Each executive is also eligible to participate in various benefits programs that are available to our employees generally. In addition, the employment agreements provided for certain payments to be made to Messrs. LaPorte, Abovitz, Moffat and Frank upon termination of employment.

          As noted above, in February 2009, we entered into amended and restated employment agreements with Messrs. LaPorte and Frank that provided for broader post-employment noncompetition and non-solicitation restrictions; accelerated vesting of equity awards that vest based on time upon the occurrence of a change in control of our company or upon termination of employment as a result of death, disability, without cause or for good reason; increased severance payments upon termination of employment and the occurrence of a change in control of our company; and longer noncompetition and nonsolicitation periods following termination of employment as a result of a change in control.

          For a description of the terms of our named executive officers’ arrangements concerning terminations of employment, including an estimation of the payments to be made, see “Termination and Change in Control Payments” below.

2008 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

          The following table sets forth information with respect to outstanding equity awards of the named executive officers as of December 31, 2008:

							Stock Awards
	Option Awards						Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
	Number of Securities Underlying Unexercised Options (#)				Option Exercise Price ($)
						Option Expiration Date

Name	Exercisable		Unexercisable
Maurice R. Ferré	—		—		—	—	39,788	(1)	$265,786	(1)
	—		—		—	—	21,916	(2)	$146,400	(2)
	—		—		—	—	34,808	(3)	$232,518	(3)
	—		—		—	—	170,173	(4)	$1,136,754	(4)
	11,013	(5)	24,231	(5)	$11.12	9/05/2017	—		—
	37,128	(6)	160,891	(6)	$9.30	2/20/2018	—		—
Fritz L. LaPorte	69,867	(7)	0	(7)	$0.67	12/16/2014	—		—
	21,139	(8)	3,613	(8)	$1.27	7/18/2015	—		—
	21,312	(9)	11,691	(9)	$1.27	5/22/2016	—		—
	14,437	(10)	18,566	(10)	$2.48	3/26/2017	—		—
	16,500	(11)	49,506	(11)	$11.12	8/24/2017	—		—
Rony A. Abovitz	49,867	(12)	0	(12)	$0.67	12/16/2014	—		—
	70,467	(13)	12,041	(13)	$1.27	7/18/2015	—		—
	26,640	(14)	14,614	(14)	$1.27	5/22/2016
	18,047	(15)	23,207	(15)	$2.48	3/26/2017	—		—
	23,786	(16)	71,362	(16)	$11.12	8/24/2017	—		—
Menashe R. Frank	34,933	(17)	0	(17)	$0.67	12/16/2014	—		—
	11,274	(18)	1,927	(18)	$1.27	7/18/2015	—		—
	21,312	(19)	11,691	(19)	$1.27	5/22/2016
	14,437	(20)	18,566	(20)	$2.48	3/26/2017	—		—
	16,500	(21)	49,506	(21)	$11.12	8/24/2017	—		—
Duncan H. Moffat	12,500	(22)	87,500	(22)	$7.94	4/28/2018	—		—

(1)

The vesting of the shares subject to this restricted stock award is as follows: (i) 90,945 shares vested on July 14, 2005; and (ii) 272,834 shares vest ratably monthly over a 48 month period through July 14, 2009.

(2)

The vesting of the shares subject to this restricted stock award is as follows: (i) 20,627 shares vested on May 22, 2006; and (ii) 61,881 shares vest ratably monthly over a 48 month period through May 22, 2010.

(3)

The vesting of the shares subject to this restricted stock award is as follows: (i) 20,627 shares vested on March 26, 2007; and (ii) 61,881 shares vest ratably monthly over a 48 month period through March 26, 2011.

(4)	These shares of restricted stock vest ratably on a quarterly basis though August 24, 2011.

(5)

The vesting of this stock option is as follows: (i) it vested with respect to 2,202 shares on December 5, 2007; and (ii) it vests with respect to 33,042 shares ratably quarterly over the remaining period through September 5, 2011.

(6)

The vesting of this stock option is as follows: (i) it vested with respect to 12,376 shares on May 20, 2008; and (ii) it vests with respect to 185,643 shares ratably quarterly over the remaining period through February 20, 2012.

(7)	This option vested with respect to all 69,867 shares on December 16, 2004.

(8)

The vesting of this stock option is as follows: (i) it vested with respect to 6,188 shares on July 18, 2006; and (ii) it vests with respect to 18,564 shares ratably monthly over a 36 month period through July 18, 2009.

(9)

The vesting of this stock option is as follows: (i) it vested with respect to 8,251 shares on May 22, 2007; and (ii) it vests with respect to 24,752 shares ratably monthly over a 36 month period through May 22, 2010.

(10)

The vesting of this stock option is as follows: (i) it vested with respect to 8,251 shares vested on March 26, 2008; and (ii) it vests with respect to 24,752 shares ratably monthly over a 36 month period through March 26, 2011.

(11)

The vesting of this stock option is as follows: (i) it vests with respect to 33,003 shares ratably quarterly over four years beginning on August 24, 2007; and (ii) it vests with respect to 33,003 shares ratably quarterly over four years beginning on February 20, 2008 subject to a satisfactory 2007 performance evaluation, which was achieved.

(12)	This option vested with respect to all 69,867 shares on December 16, 2004. As of December 31, 2008, Mr. Abovitz had exercised this option with respect to 20,000 shares.

(13)

The vesting of this stock option is as follows: (i) it vested with respect to 20,627 shares on July 18, 2006; and (ii) it vests with respect to 61,881 shares ratably monthly over a 36 month period through July 18, 2009.

(14)

The vesting of this stock option is as follows: (i) it vested with respect to 10,313 shares on May 22, 2007; and (ii) it vests with respect to 30,941 shares ratably monthly over a 36 month period through May 22, 2010.

(15)

The vesting of this stock option is as follows: (i) it vested with respect to 10,313 shares on March 26, 2008; and (ii) it vests with respect to 30,941 shares ratably monthly over a 36 month period through March 26, 2011.

(16)

The vesting of this stock option is as follows: (i) it vests with respect to 47,574 shares ratably quarterly over four years beginning on August 24, 2007; and (ii) it vests with respect to 47,574 shares ratably quarterly over four years beginning on February 20, 2008 subject to a satisfactory 2007 performance evaluation, which was achieved.

(17)	This option vested with respect to all 34,933 shares on December 16, 2004.

(18)

The vesting of this stock option is as follows: (i) it vested with respect to 3,300 shares on July 18, 2006; and (ii) it vests with respect to 9,901 shares ratably monthly over a 36 month period through July 18, 2009.

(19)

The vesting of this stock option is as follows: (i) it vested with respect to 8,251 shares on May 22, 2007; and (ii) it vests with respect to 24,752 shares ratably monthly over a 36 month period through May 22, 2010.

(20)

The vesting of this stock option is as follows: (i) it vested with respect to 8,251 shares on March 26, 2008; and (ii) it vests with respect to 24,752 shares ratably monthly over a 36 month period through March 26, 2011.

(21)

The vesting of this stock option is as follows: (i) it vests with respect to 33,003 shares ratably quarterly over four years beginning on August 24, 2007; and (ii) it vests with respect to 33,003 shares ratably quarterly over four years beginning on February 20, 2008 subject to a satisfactory 2007 performance evaluation, which was achieved.

(22)

The vesting of this stock option is as follows: (i) it vested with respect to 6,250 shares on July 28, 2008; and (ii) it vests with respect to 93,750 shares ratably quarterly over the remaining period through April 28, 2012.

2008 OPTION EXERCISES AND STOCK VESTED

          The following table sets forth information with respect to options exercised and stock vested during 2008:

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

Name
Maurice R. Ferré, M.D.	—	—	161,030	$1,389,846
Fritz L. LaPorte	—	—	—	—
Rony A. Abovitz	20,000	$149,133	—	—
Menashe R. Frank	—	—	—	—
Duncan H. Moffat	—	—	—	—

(1)	Value realized is the amount by which the market value of our common stock on the date of exercise exceeds the exercise price, multiplied by the number of shares for which the option was exercised.
(2)

Value realized on vesting is determined by multiplying the number of vested shares by the price of our common stock on the vesting date. This amount is not intended to represent the value, if any, that is actually realized by the individual.

TERMINATION AND CHANGE IN CONTROL PAYMENTS

Dr. Ferré

          The employment agreement for Dr. Ferré provides for the payment of severance benefits if Dr. Ferré is terminated without “cause” or if Dr. Ferré resigns for “good reason.” Upon such a termination, Dr. Ferré will be entitled to receive all accrued but unpaid compensation, reimbursement of any outstanding reasonable business expenses, one times the sum of Dr. Ferré’s annual salary and cash bonuses received by him during the preceding completed fiscal years in a lump sum payment and accelerated vesting of equity awards that vest based on the passage of time; provided that if the termination occurs in anticipation of a change in control of our company or within two years thereafter, the applicable multiplier will be two instead of one, payment of a prorated bonus for the year of termination, and assuming attainment of target performance goals, accelerated vesting of all equity awards that vest based on the attainment of performance goals at the greater of target levels or actual performance at the date of termination. Dr. Ferré is also entitled to a gross-up payment to the extent any payments payable to him in connection with a change in control become subject to an excise tax pursuant to sections 4999 and 280G of the Internal Revenue Code. The vesting of all equity that vests based on the passage of time will accelerate in the event of a change in control. In addition, all equity awards that vest based on the passage of time vest in the event of a termination of employment due to death or disability.

          Under Dr. Ferré’s employment agreement, “good reason” includes any of the following, in each case to the extent not corrected by us following 30 days’ notice from Dr. Ferré:

•

the assignment of duties materially inconsistent with Dr. Ferré’s position and status or a materially adverse change in the nature of Dr. Ferré’s duties, responsibilities and authorities from those described in his agreement;

•	a material reduction in Dr. Ferré’s annual salary or the setting of his annual target incentive opportunity in amounts materially less than those specified in his agreement;

•	relocation of Dr. Ferré’s principal work location more than 25 miles from our current headquarters;

•	failure to elect or reelect Dr. Ferré to our board of directors or his removal from the board other than for cause;

•	our failure to obtain an agreement from any successor to us to assume the agreement; or

•	any other failure by us to perform any material obligation or provision of the agreement.

          Under Dr. Ferré’s employment agreement, “cause” includes any of the following, provided that the executive has been provided a copy of the resolution adopted by at least three-quarters of the independent members of our board of directors at a meeting of the board (after reasonable notice to the executive and an opportunity for the executive, together with the executive’s counsel, to be heard before the board) finding that the executive was guilty of the specified conduct:

•	conviction for commission of a felony or a crime involving moral turpitude;

•	willful commission of any act of theft, fraud, embezzlement or misappropriation against us; or

•	willful and continued failure to perform duties, which failure is not remedied within 30 days after we provide notice.

Messrs. LaPorte, Abovitz, Moffat and Frank

          The current employment agreements for Messrs. LaPorte, Abovitz, Moffat and Frank provide for the payment of severance benefits to the executive if we terminate the executive’s employment without “cause” or if the executive resigns for “good reason.” Upon such a termination, the executive will be entitled to receive all accrued but unpaid compensation, reimbursement of any outstanding reasonable business expenses, an amount equal to six months with respect to Mr. Moffat and nine months with respect to Messrs. LaPorte, Abovitz, and Frank (18 months in the case of such a termination in connection with a change in control of our company for Messrs. LaPorte and Frank) of the executive’s annual base salary at the rate then in effect, the costs of continuation of health benefits for six months with respect to Mr. Moffat and nine months with respect to Messrs. LaPorte, Abovitz, and Frank and, for Messrs. LaPorte and Frank, accelerated vesting of equity awards that vest based on the passage of time. The portion of severance determined on the basis of six, nine or eighteen months’ base salary is payable in a lump sum for Messrs. LaPorte and Frank, and on a monthly basis for Messrs. Abovitz and Moffat. Prior to the amendment of the employment agreements described above under “Compensation Discussion and Analysis – Employment Agreement and Change in Control Arrangements,” the portion of severance determined on the basis of nine or eighteen months’ base salary and nine months’ health benefits was determined on the basis of six months’ base salary and health benefits for Messrs. LaPorte and Frank, and the vesting of their equity awards was not accelerated.

          Under these employment agreements, “good reason” includes:

•	a material adverse change of the executive’s job responsibilities;

•

a breach by us with respect to our compensation obligations under the employment agreement, which has not been cured within 30 days after the executive provides written notice or our notice of non-renewal;

•	a decrease in executive’s base salary not equally applied (on a percentage basis) to all employees subject to an employment agreement with us; or

•	relocation of our headquarters to a location more than 100 miles from the location at the time the employment agreement was first executed.

          We have the right to terminate Messrs. LaPorte, Abovitz, Frank and Moffat for cause if such termination is approved by not less than two-thirds of our board of directors, provided the executive is given at least five days’ advance notice of such meeting and is given the opportunity to speak at such meeting. If we terminate the employment of any of these executives for cause or if the executive terminates his employment without good reason, the executive will be entitled to receive only accrued but unpaid compensation and reimbursement of any outstanding reasonable business expenses. Termination for cause may include termination as a result of any act or failure to act on the part of the executive that constitutes:

•

the willful, knowing or grossly negligent failure or refusal of the executive to perform his duties under the employment agreement or to follow the reasonable directions of the Chief Executive Officer which has continued for 30 days following written notice of such failure or refusal from the board;

•	a breach by the executive of any fiduciary duty to us or any of our subsidiaries for which the executive is required to perform services under the employment agreement;

•	material and willful misfeasance or malfeasance by the executive in connection with the performance of his duties under the employment agreement;

•	the executive’s commission of an act which is a fraud or embezzlement;

•	the conviction of the executive for, or a plea of guilty or nolo contendere, to a criminal act that is a felony;

•	a material breach or default by the executive of any provision of the employment agreement that has continued for 30 days following notice of breach or default from the board;

•	the executive’s willful and material breach or violation of any law, rule or regulation (other than traffic violations or similar offenses);

•	abuse of drugs or alcohol to our detriment; or

•	not maintaining his primary residence in the South Florida region.

          Following the amendment and restatement of the employment agreements described above under “Compensation Discussion and Analysis – Employment Agreement and Change in Control Arrangements,” the agreements for Messrs. LaPorte and Frank also provide for the accelerated vesting of equity awards that vest based on time upon the occurrence of a change in control of our company or upon termination of employment as a result of death or disability, or, as described above, upon an involuntary termination of employment without cause or a voluntary termination for good reason. Each employment agreement includes customary non-competition and non-solicitation restrictions applicable to the executive for a period of twelve months after the termination of the executive’s employment (eighteen months if the termination is in connection with a change in control of our company for Messrs. LaPorte and Frank), as well as customary confidentiality provisions. Prior to the amendment of the employment agreements described above under “Compensation Discussion and Analysis – Employment Agreement and Change in Control Arrangements,” this restricted period was twelve months under all circumstances. In addition, each of these employment agreements provides that all confidential information that the executive has access to, uses or creates during his employment and all intellectual property resulting from work done by him on our behalf is our property.

Acceleration of Equity

          Pursuant to the terms of restricted stock and option award agreements we have entered into with our named executive officers, no additional shares of common stock subject to any outstanding restricted stock and option awards will vest after termination of or by the executive for any reason. If the executive is terminated for cause, the executive will forfeit all rights to his options and the option will expire immediately. For all other terminations, other than death or disability, options expire on the ninetieth day after the termination date. Upon death or disability, options expire twelve months after the date of death or the date of termination resulting from disability.

          Under the arrangements for our named executive officers that were in place as of December 31, 2008, in the event of a change in control, if the successor entity did not assume, continue or substitute for outstanding options and restricted stock, all outstanding shares of our restricted common stock would vest, and either (i) all options would become immediately exercisable or (ii) the board would elect to cancel any outstanding grants of options or restricted stock and pay an amount in cash or securities. These arrangements define a change in control as the dissolution or liquidation of our company; a merger, consolidation or reorganization of our company in which our company is not the surviving entity; a sale of substantially all of our assets; or any transaction that results in any person (other than certain related persons) owning 50% or more of the combined voting power of all classes of our common stock.

          As described above, pursuant to the terms of our amended employment agreements with Messrs. LaPorte and Frank, and under Dr. Ferré’s employment agreement in place as of December 31, 2008, in the event of a change in control or a termination of employment as a result of death, disability, without cause or for good reason, any unvested equity awards that vest on the passage of time would vest. A “change in control” of our company is defined under these employment agreements to mean any of the following:

•

A transaction that results in any person (other than certain related persons) acquiring beneficial ownership of more than 50% of the voting power of the total combined voting power of our outstanding securities.

•

A change in the majority of our directors over a two year period involving directors whose election or nomination for election by our stockholders has not been approved by a supermajority of the incumbent board.

•	Our completion of an acquisition, merger, consolidation, reorganization, business combination or disposition of assets meeting specified criteria.

•	The approval by our stockholders of a liquidation or dissolution of our company and the satisfaction or waiver of all material contingencies to such liquidation or dissolution.

          Assuming a December 31, 2008 termination event, under the arrangements then in place, the aggregate severance and change in control payments to the named executive officers were estimated to be as follows:

Named Executive Officer	Termination by Company Without Cause or by Employee For Good Reason		Change in Control		Disability	Death
Maurice R. Ferré, M.D.	$2,267,901	(1)	$2,985,160	(2)	$1,940,040(3)	$1,936,898(4)
Fritz L. LaPorte	$118,040	(5)	—		$5,490(6)	$3,239(7)
Rony A. Abovitz	$177,408	(8)	—		$5,721(6)	$3,627(7)
Duncan H. Moffat	$109,083	(9)	—		$4,083(6)	$1,932(7)
Menashe R. Frank	$118,271	(10)	—		$5,721(6)	$3,627(7)

(1)

Represents a severance payment of $475,000, which equals Dr. Ferré’s base salary, as of December 31, 2008, plus the average of the largest two cash bonuses received by Dr. Ferré for performance in 2006, 2007, and 2008, $11,443 associated with the continuation of healthcare coverage for Dr. Ferré and his family for one year, and $1,781,458 associated with the accelerated vesting of Dr. Ferré’s equity awards.

(2)

Represents a payment of $950,000, which equals two times the severance payment described in footnote (1) above, plus $11,443 associated with the continuation of healthcare coverage for Dr. Ferré and his family for one year plus $1,781,458 associated with the accelerated vesting of Dr. Ferré’s equity awards plus a gross-up payment of $242,259 as a result of these benefits to Dr. Ferré being subject to an excise tax pursuant to sections 4999 and 280G of the Internal Revenue Code. Dr. Ferré would have been entitled to these benefits, in lieu of a severance payment, if he had been terminated without cause as of December 31, 2008 in anticipation of a change in control of our company or within two years thereafter. Upon a change in control without such a termination, Dr. Ferré would have been entitled only to $1,781,458 associated with the accelerated vesting of his equity awards.

In determining the amount of the excise tax gross-up included in the table above, we made the following material assumptions: a section 4999 excise tax rate of 20%, a 35% federal income tax rate, and a 1.45% Medicare tax rate. We also assumed that no value will be attributed to reasonable compensation under any non-competition agreement. At the time of any change in control, a value may be so attributed, which would result in a reduction of amounts subject to the excise tax.

(3)

Represents cash bonus of $150,000 received by Dr. Ferré for performance in 2008, $8,582 associated with the continuation of healthcare coverage for Dr. Ferré and his family for nine months, and $1,781,458 associated with the accelerated vesting of Dr. Ferré’s equity awards.

(4)

Represents cash bonus of $150,000 received by Dr. Ferré for performance in 2008, $5,440 associated with the continuation of healthcare coverage for Dr. Ferré’s family for nine months, and $1,781,458 associated with the accelerated vesting of Dr. Ferré’s equity awards.

(5)

Represents a severance payment of $112,550, which equals the continuation of base salary, as of December 31, 2008, for a period of six months plus $5,490 associated with the healthcare coverage for Mr. LaPorte and his family for a period of six months. No additional severance payments would have been payable upon or in connection with a change in control under the agreement in effect on December 31, 2008.

(6)	Represents the continuation of healthcare coverage for the named executive officer and his family for a period of six months.

(7)	Represents the continuation of healthcare coverage for the named executive officer’s family for a period of six months.

(8)

Represents a severance payment of $168,826, which equals the continuation of base salary, as of December 31, 2008, for a period of nine months, plus $8,582 associated with the continuation of healthcare coverage for Mr. Abovitz and his family for nine months. No additional severance payments would be payable upon or in connection with a change in control under the agreement in effect on December 31, 2008.

(9)

Represents a severance payment of $105,000, which equals the continuation of base salary, as of December 31, 2009, for a period of six months plus $4,083 associated with the continuation of healthcare coverage for Mr. Moffat and his family for six months. No additional severance payments would be payable upon or in connection with a change in control under the agreement in effect on December 31, 2008.

(10)

Represents a severance payment of $112,550, which equals the continuation of base salary, as of December 31, 2008, for a period of six months plus $5,721 associated with the healthcare coverage for Mr. Frank and his family for a period of six months. No additional severance payments would have been payable upon or in connection with a change in control under the agreement in effect on December 31, 2008.

          Assuming an April 16, 2009 change in control event, under the current arrangements, the aggregate severance and change in control payments to the named executive officers were estimated to be as follows:

			Change in Control
Named Executive Officer	Termination by Company Without Cause or by Employee For Good Reason		Assuming No Termination		Assuming Termination		Disability		Death
Maurice R. Ferré, M.D.	$2,062,860	(1)	$1,547,417	(2)	$2,722,436	(3)	$1,599,561	(4)	$1,596,419	(5)
Fritz L. LaPorte	$334,038	(6)	$141,782	(2)	$518,058	(7)	$147,272	(8)	$145,021	(9)
Rony A. Abovitz	$184,161	(10)	—		—		$5,721	(11)	$3,627	(12)
Duncan H. Moffat	$119,083	(13)	—		—		$4,083	(11)	$1,932	(12)
Menashe R. Frank	$325,477	(14)	$136,251	(2)	$506,120	(15)	$141,972	(16)	$139,878	(17)

(1)

Represents a severance payment of $502,000, which equals the sum of Dr. Ferré’s base salary, as of April 16, 2009, and the average of the largest two cash bonuses received by Dr. Ferré for performance in 2006, 2007, and 2008, plus $11,443 associated with the continuation of healthcare coverage for Dr. Ferré and his family for one year plus $1,547,417 associated with the accelerated vesting of Dr. Ferré’s equity awards.

(2)	Represents accelerated vesting of the named executive officer’s equity awards upon a change in control of our company.

(3)

Represents a payment of $1,004,000, which equals two times the severance payment described in footnote (1) above, plus $11,443 associated with the continuation of healthcare coverage for Dr. Ferré and his family for one year plus $1,547,417 associated with the accelerated vesting of Dr. Ferré’s equity awards plus a gross-up payment of $159,576 as a result of these benefits to Dr. Ferré being subject to an excise tax pursuant to sections 4999 and 280G of the Internal Revenue Code. Dr. Ferré would have been entitled to these benefits, in lieu of a severance payment, if he had been terminated without cause as of April 16, 2009 in anticipation of a change in control of our company or within two years thereafter.

In determining the amount of the excise tax gross-up included in the table above, we made the following material assumptions: a section 4999 excise tax rate of 20%, a 35% federal income tax rate, and a 1.45% Medicare tax rate. We also assumed that no value will be attributed to reasonable compensation under any non-competition agreement. At the time of any change in control, a value may be so attributed, which would result in a reduction of amounts subject to the excise tax.

(4)

Represents a prorated cash bonus Dr. Ferré is entitled to with respect to his performance in 2009 as of April 16, 2009 of $43,562 plus $8,582 associated with the continuation of healthcare coverage for Dr. Ferré and his family for nine months plus $1,547,417 associated with the accelerated vesting of Dr. Ferré’s equity awards.

(5)

Represents a prorated cash bonus Dr. Ferré is entitled to with respect to his performance in 2009 as of April 16, 2009 of $43,562 plus $5,440 associated with the continuation of healthcare coverage for Dr. Ferré’s family for nine months plus $1,547,417 associated with the accelerated vesting of Dr. Ferré’s equity awards.

(6)

Represents a severance payment of $184,020, which equals the continuation of base salary, as of April 16, 2009, for a period of nine months plus $8,236 associated with the healthcare coverage for Mr. LaPorte and his family for a period of nine months plus $141,782 associated with the accelerated vesting of Mr. LaPorte’s equity awards.

(7)

Represents a payment of $368,040, which is the continuation of base salary, as of April 16, 2009, for a period of eighteen months, plus $8,236 associated with the continuation of healthcare coverage for Mr. LaPorte and his family for nine months plus $141,782 associated with the accelerated vesting of Mr. LaPorte’s equity awards. Under the current employment agreement with Mr. LaPorte, he is entitled to a payment in connection with a change in control if he is terminated without cause in anticipation of a change in control or within nine months after a change in control.

(8)

Represents $5,490 associated with the continuation of healthcare coverage for Mr. LaPorte and his family for a period of six months plus $141,782 associated with the accelerated vesting of Mr. LaPorte’s equity awards.

(9)

Represents $3,239 associated with the continuation of healthcare coverage for Mr. LaPorte’s family for a period of six months plus $141,782 associated with the accelerated vesting of Mr. LaPorte’s equity awards.

(10)

Represents a severance payment of $175,579, which is the continuation of base salary, as of April 16, 2009, for nine months plus $8,582 associated with the continuation of healthcare coverage for Mr. Abovitz and his family for a period of nine months. No additional severance payments would be payable upon or in connection with a change in control under the agreement in effect on April 16, 2009.

(11)	Represents the continuation of healthcare coverage for the named executive officer and his family for a period of six months.

(12)	Represents the continuation of healthcare coverage for the named executive officer’s family for a period of six months.

(13)

Represents a severance payment of $115,000, which is the continuation of base salary, as of April 16, 2009, for six months plus $4,083 associated with the continuation of healthcare coverage for Mr. Moffat and his family for a period of six months. No additional severance payments would be payable upon or in connection with a change in control under the agreement in effect on April 16, 2009.

(14)

Represents a severance payment of $180,644, which equals the continuation of base salary, as of April 16, 2009, for a period of nine months plus $8,582 associated with the healthcare coverage for Mr. Frank and his family for a period of nine months plus $136,251 associated with the accelerated vesting of Mr. Frank’s equity awards.

(15)

Represents a payment of $361,287, which is the continuation of base salary, as of April 16, 2009, for a period of eighteen months, plus $8,582 associated with the continuation of healthcare coverage for Mr. Frank and his family for nine months plus $136,251 associated with the accelerated vesting of Mr. Frank’s equity awards. Under the current employment agreements with Mr. Frank, he is entitled to a payment in connection with a change in control if he is terminated without cause in anticipation of a change in control or within nine months after a change in control.

(16)

Represents $5,721 associated with the continuation of healthcare coverage for Mr. Frank and his family for a period of six months plus $136,251 associated with the accelerated vesting of Mr. Frank’s equity awards.

(17)

Represents $3,627 associated with the continuation of healthcare coverage for Mr. Frank’s family for a period of six months plus $136,251 associated with the accelerated vesting of Mr. Frank’s equity awards.

AUDIT COMMITTEE REPORT

          Our audit committee is composed of four “independent” directors, as determined in accordance with Rule 4200(a)(15) of The NASDAQ Stock Market’s regulations and Rule 10A-3 of the Securities Exchange Act of 1934, as amended. The audit committee operates pursuant to a written charter adopted by our board of directors, a copy of which is available on the Investor Relations page of our website at www.makosurgical.com.

          As described more fully in its charter, the purpose of our audit committee is to assist the board of directors with its oversight responsibilities regarding the integrity of our company’s financial statements, our compliance with legal and regulatory requirements, assessing the independent registered public accounting firm’s qualifications, independence and performance. Management is responsible for preparation, presentation and integrity of our financial statements as well as our financial reporting process, accounting policies, internal accounting controls and disclosure controls and procedures. The independent registered public accounting firm is responsible for performing an independent audit of our financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The audit committee’s responsibility is to monitor and oversee these processes. The following is the audit committee’s report submitted to our board of directors for 2008.

          The audit committee has:

•	reviewed and discussed our audited financial statements with management and Ernst & Young LLP, our independent registered public accounting firm;
•

discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended and adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T; and

•

received from Ernst & Young LLP the written disclosures and the letter regarding their communications with the audit committee concerning independence as required by the applicable requirements of the PCAOB and discussed with Ernst & Young LLP the auditors’ independence from our company and management.

         In addition, the audit committee has met separately with management and with Ernst & Young LLP.

          Based on the review and discussions referred to above, our audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Gerald A. Brunk, Chairman
Marcelo G. Chao
Charles W. Federico
William D. Pruitt

          The foregoing audit committee report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 and shall not otherwise be deemed filed under these acts, except to the extent we specifically incorporate it by reference into such filings.

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP
AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

          Our audit committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2009, and our board of directors has directed management to submit the appointment of Ernst & Young LLP for ratification by the stockholders at the annual meeting.

          Ernst & Young LLP has audited our financial statements since our inception in 2004. Representatives of Ernst & Young LLP will be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to questions from stockholders.

          Stockholder ratification of Ernst & Young LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. Our board of directors is seeking such ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm, our audit committee will consider whether to retain that firm for 2009.

          A majority of the shares present in person or by proxy and entitled to vote at the annual meeting is required for ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2009.

          Our board of directors recommends that you vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2009. Shares of common stock represented by executed, but unmarked, proxies will be voted “FOR” such ratification.

PRINCIPAL ACCOUNTING FEES AND SERVICES

PRINCIPAL ACCOUNTING FEES AND SERVICES

          Our auditors for the year ended December 31, 2008 were Ernst & Young LLP. We expect that Ernst & Young LLP will serve as our auditors for fiscal year 2009.

	2008	2007

Audit fees(1)	$385,500	$1,037,000
Audit-related fees(2)	50,000	—
Tax fees	—	—
All other fees(3)	1,500	2,000
Total fees	$437,000	$1,039,000

(1)

Represents fees for the audit of our annual consolidated financial statements and reviews of the interim financial statements. Included in the audit fees for 2008 are fees totaling $38,000 incurred in connection with our equity financing which closed on October 31, 2008. Included in the audit fees for 2007 are fees totaling $837,000 incurred in connection with our initial public offering.

(2)

Represents fees incurred in connection with providing consultation services in connection with the Company’s reporting on internal control over financial reporting as of December 31, 2008 in anticipation of an audit of the Company’s internal control over financial reporting in 2009.

(3)	Represents subscription fees for the EY Online web-based research service.

PRE-APPROVAL POLICIES AND PROCEDURES

          The audit committee has established a pre-approval policy that provides for the pre-approval of audit, audit-related, tax and other services specifically described by the committee on an annual basis. Unless a type of service is pre-approved under the policy, it will require separate pre-approval by the committee if it is to be provided by our independent registered public accounting firm. The policy authorizes the committee to delegate to one or more of its members pre-approval authority with respect to permitted services. Mr. Pruitt, our Audit Committee Chairman, has the delegated authority to pre-approve such services up to a specified aggregate fee amount. These pre-approval decisions are presented to the full Audit Committee at its next scheduled meeting.

          All audit and other fees for services set forth in the table above were pre-approved by our audit committee, which concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS

          Pursuant to the rules of the SEC, services that deliver our communications to stockholders that hold their stock through a bank, broker or other holder of record may deliver to multiple stockholders sharing the same address a single copy of our annual report to stockholders and this proxy statement. Upon oral or written request, we will promptly deliver a separate copy of the annual report to stockholders or this proxy statement to any stockholder at a shared address to which a single copy of the document was delivered. Stockholders sharing an address may also request delivery of a single copy of the annual report or proxy statement if they are currently receiving multiple copies of such documents. Stockholders may notify us of their requests by calling or writing to Menashe R. Frank, Senior Vice President, General Counsel and Secretary, MAKO Surgical Corp., 2555 Davie Road, Ft. Lauderdale, Florida 33317, telephone number: (954) 927-2044.

OTHER MATTERS

          Our board of directors knows of no other matters to be presented at the annual meeting other than those mentioned in this proxy statement. If any other matters are properly brought before the annual meeting, it is intended that the proxies will be voted in accordance with the best judgment of the person or persons voting the proxies.

By Order of the Board of Directors,
MAKO Surgical Corp.

Menashe R. Frank
Secretary

Fort Lauderdale, Florida
April 30, 2009

We will furnish to any stockholder, without charge, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008. You may obtain a copy of the Form 10-K by writing to Menashe R. Frank, Senior Vice President, General Counsel and Secretary, MAKO Surgical Corp., 2555 Davie Road, Ft. Lauderdale, Florida 33317 or on our website at www.makosurgical.com.

MAKO SURGICAL CORP.
BANK OF NEW YORK MELLON
BNY MELLON SHAREOWNER SERVICES
P.O. BOX 358015
PITTSBURGH, PA 15252-8015

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 10, 2009. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by MAKO Surgical Corp. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 10, 2009. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to MAKO Surgical Corp., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M14117-P78767	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MAKO SURGICAL CORP.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL THE LISTED DIRECTOR NOMINEES AND “FOR” ITEM 2.
		☐	☐	☐

Vote on Directors
1.	ELECTION OF DIRECTORS

Nominees:

01) Charles W. Federico
02) Maurice R. Ferré, M.D.
03) Frederic H. Moll, M.D.

Vote on Proposal							For	Against	Abstain

2.	Proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for 2009.						☐	☐	☐

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, the shares represented by this proxy will be voted FOR all listed director nominees and FOR Item 2. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion.

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please indicate if you plan to attend this meeting.		☐	☐
		Yes	No

(NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.)

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice of Meeting, Proxy Statement and our 2008 Annual Report to Stockholders are available at
www.proxyvote.com.

M14118-P78767

MAKO SURGICAL CORP.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

2009 ANNUAL MEETING OF STOCKHOLDERS
June 11, 2009

The stockholder(s) hereby appoint(s) Menashe R. Frank and Fritz L. LaPorte, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of MAKO Surgical Corp. that the stockholder(s) is/are entitled to vote at the 2009 Annual Meeting of Stockholders to be held at 10:00 a.m., Eastern Time, on June 11, 2009, at the company’s headquarters, 2555 Davie Road, Ft. Lauderdale, Florida 33317, and at any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED FOR THE BOARD OF DIRECTORS AND FOR PROPOSAL 2.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE